UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Delcath Systems, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 10, 2015

Notice is hereby given that the 2015 Annual Meeting of Stockholders of Delcath Systems, Inc. will be held on Wednesday, June 10, 2015, at 9:30 a.m., local time, at the offices of Morgan, Lewis & Bockius LLP, located at 101 Park Avenue, New York, New York 10178, for the following purposes:

(1)	To vote on the election of Roger G. Stoll, Ph.D. and Dennis H. Langer, M.D., J.D. as Class III directors, each to serve until the 2018 annual meeting of stockholders and until his successor is duly elected and qualified.

(2)	To cast a non-binding, advisory vote on the compensation of our named executive officers (“say-on-pay”).

(3)	To ratify the appointment by our Audit Committee of Grant Thornton, LLP as Delcath’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

(4)	To adopt an amendment to Delcath’s 2009 Stock Incentive Plan to increase the total number of shares of Delcath common stock reserved for issuance under the plan by 1,100,000 shares.

(5)	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

We are not aware of any other business to come before the meeting.

These items of business are more fully described in the Proxy Statement which accompanies this Notice of Annual Meeting.

The Board of Directors has fixed the close of business on April 21, 2015 as the record date for the Annual Meeting. Only stockholders of record of Delcath common stock at the close of business on that date are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement of the meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope. Returning the proxy card does NOT deprive you of your right to attend the meeting and to vote your shares in person. The Proxy Statement explains proxy voting and the matters to be voted on in more detail. Please read the Proxy Statement carefully.

By Order of the Board of Directors

/s/ Roger G. Stoll
New York, New York	Roger G. Stoll, Ph.D.
April 29, 2015	Executive Chairman of the Board of Directors

/s/ Jennifer K. Simpson
Jennifer K. Simpson, Ph.D.
Interim President and Chief Executive Officer

DELCATH SYSTEMS, INC.

PROXY STATEMENT

FOR

2015 ANNUAL MEETING OF STOCKHOLDERS

i

1301 Avenue of the Americas, 43FL

New York, New York 10019

PROXY STATEMENT

For the 2015 Annual Meeting of Stockholders to be held on June 10, 2015

The enclosed proxy is solicited by the Board of Directors of Delcath Systems, Inc. (“Delcath,” “we,” “our,” “us” or “the Company”) to be voted at our 2015 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, June 10, 2015, at 9:30 a.m., local time, and at any adjournment or postponement of the meeting. The Annual Meeting will be held at the offices of Morgan, Lewis & Bockius LLP, located at 101 Park Avenue, New York, New York 10178. This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders, proxy card and Delcath’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (the “Form 10-K”), is being first mailed on or about May 1, 2015, to our stockholders entitled to vote at the meeting.

Important Notice Regarding the Availability of Proxy Materials for

the Stockholder Meeting to Be Held on Wednesday, June 10, 2015

A copy of this Proxy Statement, the proxy card and our Annual Report on Form 10-K are available at: https://materials.proxyvote.com/24661P

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Purpose of the Annual Meeting.	At the Annual Meeting, stockholders will consider and vote on the following proposals:

•    the election of Roger G. Stoll, Ph.D. and Dennis H. Langer, M.D., J.D. as Class III directors, each to serve until the 2018 annual meeting of stockholders and until his or her successor is duly elected and qualified (Proposal 1);

• a non-binding, advisory vote on the compensation of our named executive officers (“say-on-pay”) (Proposal 2);

•    the ratification of the appointment by our Audit Committee of Grant Thornton, LLP as Delcath’s independent registered public accounting firm for the fiscal year ending December 31, 2015 (Proposal 3);

•    an amendment to Delcath’s 2009 Stock Incentive Plan to increase the total number of shares of Delcath common stock reserved for issuance under the plan by 1,100,000 shares of Delcath common stock (Proposal 4); and

• such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Stockholders Entitled to Vote.	Stockholders of record at the close of business on April 21, 2015 (the “Record Date”) of our common stock, $0.01 par value per share, are entitled to notice of, and to vote at, the Annual Meeting and at any adjournment or postponement of the meeting. At the close of business on the Record Date, there were 12,200,397 shares of Delcath common stock issued, outstanding and entitled to vote.

Number of Votes.	You have one vote for each share of Delcath common stock held by you on the Record Date.

Voting.	You may vote your shares in person or by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person if you have already voted by proxy.

Stockholders of Record. If you hold your shares in your own name as a holder of record, you can vote your common stock by:

•     completing the enclosed proxy card and returning it signed and dated in the enclosed postage-paid envelope. The persons named in the proxy card (the “proxies” or “proxy holders”) will vote your shares in accordance with your instructions in your completed and returned proxy card; or

•     attending the Annual Meeting and delivering your completed proxy card in person or by completing a ballot at the meeting. Ballots will be available at the meeting. Please bring proof of identification with you to the Annual Meeting.

Beneficial Owners. If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record on how to vote your shares. You must follow the instructions of your broker or other nominee in order for your shares to be voted. If your shares are not registered in your name and you plan to vote your shares in person at the meeting, you must obtain and bring with you to the meeting a “legal proxy” from the broker or other nominee holding your shares that confirms your beneficial ownership of the shares and gives you the right to vote your shares at the meeting.

Quorum.	A majority of our outstanding shares of common stock present in person or by proxy and entitled to be voted at the Annual Meeting constitutes a quorum. For purposes of determining the presence of a quorum for transacting business at the Annual Meeting, abstentions and “broker non-votes” (proxies from brokers or other nominees indicating that they have not received instructions from the beneficial owner(s) on a particular proposal(s) with respect to which the brokers or nominees do not have discretionary voting authority) will be treated as shares that are present for purposes of determining the presence of a quorum.

Non-Routine Proposals; Broker Non-Votes.	Your broker or nominee will have discretionary authority to vote your shares with respect to “routine” proposals, but not with respect to “non-routine” proposals. It is therefore critical that you personally vote on the non-routine proposals as soon as possible.

• Non-routine proposal. Proposal 1 (election of directors), Proposal 2 (“say-on-pay”) and Proposal 4 (amendment to the 2009 Stock Incentive Plan) are non-routine proposals.

• Routine proposal. Proposal 3 (ratification of the appointment of our independent registered public accounting firm) is a routine proposal.

Vote Required; Treatment of Abstentions and Broker Non-Votes.	Proposal 1, the election of Class III directors—the nominees receiving the highest number of affirmative votes of the shares present or represented by proxy and entitled to vote on such matter at the Annual Meeting shall be elected as directors.

Proposal 2, a non-binding, advisory resolution on the compensation of our named executive officers (“say-on-pay”)—an affirmative vote of a majority of the shares present in person or represented by proxy and voting on such matter is required for approval of the advisory resolution.

Proposal 3, the ratification of the appointment of Grant Thornton, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015—an affirmative vote of a majority of the shares present in person or represented by proxy and voting on such matter is required for approval.

Proposal 4, the amendment to the 2009 Stock Incentive Plan—an affirmative vote of a majority of shares present in person or represented by proxy and voting on such matter is required for approval.

Abstentions are included in the number of shares present or represented and voting on each matter. Broker “non-votes” are not considered voted for the particular matter and have the effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

Voting of Proxies.	Our Board of Directors recommends a vote FOR all director nominees listed in Proposal 1, FOR Proposal 2, FOR Proposal 3 and FOR Proposal 4. Your shares of common stock will be voted in accordance with the instructions contained in your signed proxy card. If you return a signed proxy card without giving specific voting instructions with respect to a particular Proposal or Proposals to be acted upon at the meeting, proxies will be voted in favor of the Board of Directors’ recommendations with respect to that particular Proposal or those Proposals as set forth in this Proxy Statement.

Other Matters.	We are not aware of any matters to be presented at the Annual Meeting other than those described in this Proxy Statement. If any matters not described in this Proxy Statement are properly presented at the meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the meeting is adjourned or postponed, the proxy holders can vote your shares on the new meeting date as well, unless you have subsequently revoked your proxy.

Revoking your Proxy.	Stockholders of Record. You can revoke your proxy at any time before it is voted at the Annual Meeting by doing any one of the following things:

•    giving our Corporate Secretary a written notice of revocation before (addressed to Barbra C. Keck, Corporate Secretary, Delcath Systems, Inc., 1301 Avenue of the Americas, 43FL, New York, New York 10019) or at the meeting; or

• delivering a properly executed, later dated proxy card; or

• attending the Annual Meeting and voting in person at the meeting. Your attendance at the meeting in and of itself will not be sufficient to revoke your proxy.

Beneficial Owners. If you instructed your broker or nominee to vote your shares, you can change your vote only by following your broker or nominee’s instructions for doing so.

Expenses and Solicitation.	The costs of solicitation of proxies, including printing and mailing costs, will be borne by Delcath. In addition to the solicitation of proxies by mail, proxies may also be solicited personally by directors, officers and employees of Delcath, without additional compensation to these individuals. Delcath may request banks, brokers and other firms holding shares in their names that are beneficially owned by others to send proxy materials and obtain proxies from such beneficial owners, and will reimburse such banks, brokers and other firms for their reasonable out-of-pocket costs.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information regarding the beneficial ownership of our common stock as of April 21, 2015, held by: (i) each of our directors; (ii) each of our named executive officers in the Summary Compensation Table; (iii) all of our directors and executive officers as a group; and (iv) each person or group known by us to own beneficially more than 5% of the outstanding common stock. Except as indicated in the footnotes below, the address of the persons or groups named below is c/o Delcath Systems, Inc., 1301 Avenue of the Americas, 43FL, New York, New York 10019.

	Shares Beneficially Owned(1)
Name of Beneficial Owner:	Number	Percent
Named Executive Officers and Directors:
Jennifer K. Simpson, Ph.D.(2)	17,962		*
John Purpura(3)	23,705		*
Barbra C. Keck, M.B.A.(4)	13,350		*
Harold S. Koplewicz, M.D.	25,052		*
Laura A. Philips, Ph.D., M.B.A.(5)	22,646		*
Roger G. Stoll, Ph.D.(6)	21,645		*
Dennis H. Langer, M.D., J.D.	—		*
William D. Rueckert	—		*
Marco Taglietti, M.D.	—		*
Graham Miao(7)	3,186		*
Peter J. Graham, J.D.(8)	19,004		*
All directors and executive officers as a group (9 people)(9)	146,550	1.20%

*	Less than 1%
(1)	Except as indicated in these footnotes: (i) the persons named in this table have sole voting and investment power with respect to all shares of common stock beneficially owned; (ii) the number of shares beneficially owned by each person as of April 21, 2015, includes any vested and unvested shares of restricted stock and any shares of common stock that such person or group has the right to acquire within 60 days of April 21, 2015, upon the exercise of stock options; and (iii) for each person or group included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the 12,169,706 shares of common stock outstanding on April 21, 2015, plus the number of shares of common stock that such person or group has the right to acquire within 60 days of April 21, 2015.
(2)	Includes 17,401 shares of common stock, which Dr. Simpson has the right to acquire upon exercise of outstanding options exercisable within 60 days of April 21, 2015.
(3)	Includes 22,393 shares of common stock, which Mr. Purpura has the right to acquire upon exercise of outstanding options exercisable within 60 days of April 21, 2015.
(4)	Includes 12,988 shares of common stock, which Ms. Keck has the right to acquire upon exercise of outstanding options exercisable within 60 days of April 21, 2015.
(5)	Includes 750 shares of common stock owned of record by Dr. Philips’ spouse, with respect to which Dr. Philips disclaims beneficial ownership, and 21,896 shares of common stock jointly owned by Dr. Philips and her spouse.
(6)	Includes 4,687 shares of common stock, which Dr. Stoll has the right to acquire upon exercise of outstanding options exercisable within 60 days of April 21, 2015.
(7)	As of September 30, 2014, Dr. Miao is no longer employed by us.
(8)	Includes 18,067 shares of common stock, which Mr. Graham has the right to acquire upon exercise of outstanding options exercisable within 60 days of April 21, 2015. As of March 9, 2015, Mr. Graham is no longer employed by us.
(9)	Includes 75,176 shares of common stock, which certain directors and executive officers have the right to acquire upon exercise of outstanding options exercisable within 60 days of April 21, 2015.

CORPORATE GOVERNANCE

Board of Directors. We have six directors serving on the Board of Directors. The Board of Directors oversees the business affairs of the Company and monitors the performance of management. In accordance with our corporate governance principles, our Board does not involve itself in day-to-day operations. The directors keep themselves informed through discussions with the Executive Chairman of the Board, Roger G. Stoll, Jennifer K. Simpson, in her capacity as Interim Chief Executive Officer, or CEO, and other key executives, and by reading the reports and other materials that management sends them and by participating in Board and committee meetings. Our directors hold office until their successors have been elected and qualified unless the director resigns or is removed or by reason of death or other cause is unable to serve in the capacity of director.

Board Independence. The Board has determined that five of our six directors (each of Harold S. Koplewicz, Laura A. Philips, Dennis H. Langer, William D. Rueckert and Marco Taglietti) are “independent” directors within the meaning of the NASDAQ listing rules.

Attendance. The Board of Directors met 23 times in 2014 (including regularly scheduled and special meetings). During 2014, each director attended at least 75% of the aggregate of: (i) the total number of meetings of the Board (held during the period for which he or she served as a director) and (ii) the total number of meetings held by all committees of the Board of Directors on which he or she served (held during the period that he or she served). It is Delcath’s policy that, absent unusual or unforeseen circumstances, all directors are expected to attend annual meetings of stockholders, and all attended our 2014 Annual Meeting.

Board Leadership Structure. Roger G. Stoll, Ph.D. was appointed Executive Chairman effective September 2014. Dr. Stoll has been a member of the Board of Directors since 2008.

Our current leadership structure, which separates the Chairman and Chief Executive Officer roles, is appropriate for Delcath because it allows our interim CEO and President to concentrate on Delcath’s day-to-day operations, while providing for effective oversight by the Executive Chairman, who is involved in strategic and key matters, such as business strategy, major transactions and the broader business of Delcath. For a company like Delcath that is focused on the development, approval and commercialization of a specialized product in an extremely technical, highly regulated and intensely competitive industry, we believe our interim CEO and President is in the best position to lead our management team, in part because of the depth of her experience in conducting clinical trials in oncology, and to respond to the current pressures and needs of a company the stage of growth and development of Delcath, with assistance from our Executive Chairman who also focuses the Board’s attention on the broader issues of corporate business strategy and corporate governance. We believe that splitting the roles between Executive Chairman, on the one hand, and CEO and President, on the other hand, minimizes any potential conflicts that may result from combining the roles of CEO, President and Executive Chairman, and maximizes the effectiveness of our management and governance processes to the benefit of our stockholders. Our interim CEO and President and Executive Chairman regularly consult with each other as part of this structure.

Board’s Role in Risk Oversight. The Board as a whole is responsible for risk oversight, with reviews in certain areas being conducted by the relevant Board committees. Each of the Board’s committees oversees the management of risks associated with their respective areas of responsibility. In performing this oversight function, the committees are assisted by management which provides visibility about the identification, assessment and monitoring of potential risks and management’s strategy to mitigate such risks. Key members of management responsible for a particular area report directly to the Board committee charged with oversight of the associated function and, if the circumstances require, the whole Board. The Board committees review various risk exposures with the full Board and otherwise keep the full Board abreast of the committees’ risk oversight activities throughout the year, as necessary or appropriate.

Risk Assessment of Compensation Programs. Our Compensation and Stock Option Committee annually evaluates whether our compensation programs encourage excessive risk-taking by employees at the expense of long-term Company value. Based upon its assessment, the Compensation and Stock Option Committee does not believe that our compensation programs encourage excessive or inappropriate risk-taking, motivate imprudent risk-taking or create risks that are reasonably likely to have a material adverse effect on the Company.

Director Continuing Education. Our directors are encouraged to attend educational programs provided by various universities, stock exchanges and other regulatory agencies to assist our directors in maintaining or enhancing their skills and abilities as directors and to update their knowledge and understanding of the pharmaceutical, medical device and biopharma industries and the regulatory environment in which Delcath operates and to which it is subject.

Board Committees. Our Board has three standing committees: an Audit Committee, a Compensation and Stock Option Committee and a Nominating and Corporate Governance Committee. No individual director is the chairman of more than one committee.

Audit Committee. The Audit Committee provides assistance to the Board in fulfilling its oversight responsibilities with respect to the Company’s financial statements, the Company’s system of internal accounting and financial controls and the independent audit of the Company’s financial statements. Functions of the Audit Committee include:

•	the selection, evaluation and, where appropriate, replacement of our outside auditors;

•	an annual review and evaluation of the qualifications, performance and independence of our outside auditors;

•	the approval of all auditing services and permitted non-audit services provided by our outside auditors;

•	the review of the adequacy and effectiveness of our accounting and internal controls over financial reporting; and

•	the review and discussion with management and with our outside auditors of the Company’s financial statements to be filed with the Securities and Exchange Commission (the “SEC”).

The current members of the Audit Committee are: William D. Rueckert (Chair), Dennis H. Langer and Laura A. Philips, each of whom is “independent” within the meaning of the NASDAQ listing rules and otherwise meet the financial statement proficiency requirements of the NASDAQ listing rules. The Board has determined that William D. Rueckert, Dennis H. Langer and Laura A. Philips each qualify as an “audit committee financial expert” as defined by SEC rules. During 2014, the Audit Committee met four times. Until June 10, 2014, the members of the Audit Committee were Tasos G. Konidaris, Laura A. Philips and Douglas G. Watson, at which time Mr. Watson ceased to be on the Audit Committee as he did not stand for re-election at the 2014 Annual Meeting. Mr. Watson was replaced by Gabriel Leung. On December 11, 2014, Mr. Rueckert and Dr. Langer were appointed to the Board of Directors and to serve on the Audit Committee and Mr. Konidaris and Mr. Leung resigned from the Board of Directors and Audit Committee. The Audit Committee has a written charter, which is available on our website; go to www.delcath.com, click on “Investors,” then “Corporate Governance.”

Compensation and Stock Option Committee. The Compensation and Stock Option Committee (the “Compensation Committee”) assists the Board of Directors in the discharge of the Board’s responsibilities with respect to the compensation of Delcath’s directors, executive officers, and other key employees and consultants. As further described in the “Executive Compensation—Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation Committee establishes our overall compensation philosophy and is authorized to approve the compensation payable to our executive officers, including our named executive officers, and other key employees, including all perquisites, equity incentive awards, cash bonuses, and severance packages. The Compensation Committee also administers certain of our employee benefit plans, including its equity incentive plans, and is responsible for assessing the independence of compensation consultants and legal advisors prior to engagement. The Compensation Committee exercises sole power to retain compensation consultants and advisors and to determine the scope of the associated engagements.

The current members of the Compensation and Stock Option Committee are Laura A. Philips (Chair), Dennis H. Langer and Marco Taglietti, each of whom is “independent” within the meaning of the NASDAQ listing rules. During 2014, the Compensation and Stock Option Committee met two times. Until December 10, 2014, the members of the Compensation and Stock Option Committee were Laura A. Philips, Harold S. Koplewicz and Roger G. Stoll, at which time Dr. Langer and Dr. Taglietti were appointed to the Board of Directors and to serve on the Compensation and Stock Option Committee, replacing Dr. Koplewicz and Dr. Stoll, each of whom continue to serve on the Board of Directors. The Compensation and Stock Option Committee has a written charter, which is available on our website; go to www.delcath.com, click on “Investors,” then “Corporate Governance.”

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee (the “Nominating Committee”) is responsible for identifying individuals qualified to become Board members, and recommends to the Board the director nominees to be proposed by the Board for election by the stockholders (as well as any director nominees to be appointed by the Board to fill interim vacancies). The Nominating Committee also recommends the directors to be selected for membership on each Board committee.

The Nominating Committee is also responsible for developing and recommending to the Board appropriate corporate governance guidelines and policies, and for leading the Board in its annual review of the Board’s performance.

The current members of the Nominating Committee are Harold S. Koplewicz (Chair), William D. Rueckert and Marco Taglietti, each of whom is “independent,” within the meaning of the NASDAQ listing rules. During 2014, the Nominating Committee met two times. Until December 10, 2014, the members of the Nominating Committee were Laura A. Brege, Harold S. Koplewicz and Roger G. Stoll, at which time Mr. Rueckert and Dr. Taglietti were appointed to the Board of Directors and to serve on the Nominating and Corporate Governance Committee, replacing Ms. Brege and Dr. Koplewicz, each of whom continue to serve on the Board of Directors. The Nominating Committee has a written charter, which is available on our website; go to www.delcath.com, click on “Investors,” then “Corporate Governance.”

The Nominating Committee, with, when it deems it necessary, the assistance of a third-party search firm, identifies candidates for director nominees. In considering candidates for the Board, the Nominating Committee considers each candidate’s credentials as a whole, including, but not necessarily limited to, outstanding achievement in a candidate’s personal career, broad and relevant experience, integrity, sound and independent judgment, experience and knowledge of the business environment and markets in which the Company operates, business acumen, and willingness and ability to devote adequate time to Board duties. The Nominating Committee considers the diversity of its members in the context of the Board as a whole, including the personal characteristics, experience and background of directors and nominees to facilitate Board deliberations that reflect a broad range of perspectives.

Recommendations by Stockholders of Director Nominees. The Nominating Committee will consider any recommendation by a stockholder of a candidate for nomination as a director. If a stockholder wants to recommend a director candidate for consideration by the Nominating Committee, the stockholder should submit the name of the proposed nominee, together with the reasons why the stockholder believes the election of the candidate would be beneficial to the Company and its stockholders and the information about the nominee that would be required in a proxy statement requesting proxies to vote in favor of the candidate. The stockholder’s submission must be accompanied by the written consent of the proposed nominee to being nominated by the Board and the candidate’s agreement to serve if nominated and elected. Any such submission should be directed to the Nominating Committee at Delcath’s principal office, 1301 Avenue of the Americas, 43FL, New York, New York 10019. If a stockholder intends to nominate a person for election to the Board of Directors at an annual meeting, the stockholder must provide Delcath with written notice of his or her intention no later than the deadline for receiving a stockholder proposal for inclusion in Delcath’s proxy statement for such meeting (as described below under the heading “Stockholder Proposals For the 2016 Annual Meeting”), and must otherwise comply with our amended and restated certificate of incorporation. Copies of any recommendation received in accordance with these procedures will be distributed to each member of the Nominating Committee. One or more members of the Nominating Committee may contact the proposed candidate to request additional information.

Stockholder Communications with the Board of Directors. Any stockholder wishing to communicate with the Board or with any specified director should address his or her communication to the Board of Directors or to the particular director(s) in care of the Corporate Secretary, Delcath Systems, Inc., 1301 Avenue of the Americas, 43FL, New York, New York 10019. All such written communication, other than items determined by our legal counsel to be inappropriate for submission to the intended recipient(s), will be submitted to the Board or to the particular director(s). Any stockholder communication not so delivered, will be made available upon request to any director. Examples of stockholder communications that would be considered inappropriate for submission include, without limitation, customer complaints, business solicitations, product promotions, job inquiries, junk mail and mass mailings, as well as material that is unduly hostile, threatening, illegal or similarly unsuitable.

Compensation Committee Interlocks and Insider Participation. During 2014, Laura A. Philips (Chair), Harold S. Koplewicz, Roger G. Stoll, Marco Taglietti and Dennis H. Langer served as members of our Compensation and Stock Option Committee. None of the current members of the Compensation and Stock Option Committee, nor any who served during 2014, is a current or former officer or employee of Delcath at the time of their service on the Compensation and Stock Option Committee, nor did any Compensation and Stock Option Committee member engage in any “related person” transaction that would be required to be disclosed under Item 404 of Regulation S-K. During 2014, none of Delcath’s executive officers served on the compensation committee (or equivalent) or on the board of directors of another entity whose executive officers served on the Compensation and Stock Option Committee or our Board of Directors.

Transactions with Related Persons. We have adopted a written policy for the review and approval or ratification of transactions between Delcath and Related Parties. Under the policy, our Nominating Committee will review the material facts of proposed transactions involving Delcath in which a Related Party will have a direct or indirect material interest. The Nominating Committee will either approve or disapprove Delcath’s entry into the transaction or, if advance approval is not feasible, will consider whether to ratify the transaction. The Nominating Committee may establish guidelines for ongoing transactions with a Related Party, and will review such transactions at least annually. If the aggregate amount of the transaction is expected to be less than $200,000, such approval or ratification may be made by the Chair of the Committee. In determining whether to approve or ratify a transaction with a Related Party, the Nominating Committee (or Chair) will consider, among other factors, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party and the extent of the Related Party’s interest in the transaction.

Certain transactions are deemed pre-approved under the policy, including compensation of executive officers and directors (except that employment of an immediate family member of an executive officer requires specific approval), and transactions with a company at which the Related Party’s only relationship is as a non-officer employee, director, or less than 10% owner if the aggregate amount involved does not exceed 2% of the company’s total annual revenues (or, in the case of charitable contributions by Delcath, 2% of the charity’s total annual receipts). Pre-approval is not required if the amount involved in the transaction is not expected to exceed $120,000 in any calendar year.

For purposes of the policy, a Related Party is generally anyone who since the beginning of the last full fiscal year is or was an executive officer, director or director nominee, owner of more than 5% of the common stock, or immediate family member of any of such persons.

No related person transactions occurred during 2014.

Code of Ethics. We have adopted a Code of Business Conduct and Ethics that applies to the Company’s directors, employees, officers and agents, and we have posted the text of the policy on our website at www.delcath.com.

PROPOSAL 1: ELECTION OF DIRECTORS

Following the Annual Meeting, we expect our Board of Directors to consist of six directors divided into three equal classes. Directors hold office for staggered terms of three years (and until their successors are elected and qualified). One of the three classes is elected each year to succeed the directors whose terms are expiring. At the Annual Meeting, two Class III directors will be elected to the Board. Roger G. Stoll and Dennis H. Langer are currently serving as Class III directors and have been nominated for re-election to the Board as Class III directors by our Board of Directors upon the recommendation of the Nominating Committee. Each nominee has consented to be named as a nominee and to serve if elected. Should any of the nominees become unable to serve as a director (which the Board does not expect), the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board. Proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement.

VOTE REQUIRED

Assuming a quorum is met, the nominees receiving the highest number of affirmative votes of shares present or represented by proxy and entitled to vote on such matter shall be elected as directors. Abstentions are included in the number of shares present or represented and voting on each matter. Broker “non-votes” are not considered voted for the particular matter and have the effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ROGER G. STOLL, Ph.D. AND DENNIS H. LANGER, M.D., J.D.

Information About Directors and Director Nominees. The following table sets forth certain information about our directors standing for re-election and about our directors whose terms will continue after the Annual Meeting.

Name	Age	Position with Delcath	Director Since
Class I Directors—Terms expiring at the 2016 Annual Meeting
William D. Rueckert	62	Director	2014
Marco Taglietti, M.D.	55	Director	2014

Class II Directors—Terms expiring at the 2017 Annual Meeting
Harold S. Koplewicz, M.D.	62	Director	2006
Laura A. Philips, Ph.D. M.B.A.	57	Director	2007

Class III Directors—Nominees to serve as Class III Directors for terms expiring at the 2018 Annual Meeting
Roger G. Stoll, Ph.D.	72	Executive Chairman	2008
Dennis H. Langer, M.D., J.D.	63	Director	2014

Board Nominees—Class III Directors.

Roger G. Stoll, Ph.D. was appointed as a Director in December 2008 and has served as our Executive Chairman since September 15, 2014. From 2002 to 2008, he served as Chairman, Chief Executive Officer and President of Cortex Pharmaceuticals, Inc. (OTCBB: CORX). In August 2008, he was appointed Executive Chairman of its board. He retired from Cortex Pharmaceuticals in August, 2012. From 2001 to 2002, he was a

consultant to several east coast venture capital firms and startup ventures. From 1998 to 2001, he was Executive Vice President of Fresenius Medical Care-North America, in charge of the dialysis products division and the diagnostic systems business units, which included hemodialysis machines and dialysis filters equipment. From 1991 to 1998, Dr. Stoll was Chief Executive of Ohmeda, a global leader in anesthetic agents, critical care drugs and related operating room equipment and devices. He also served on the boards of directors of St. Jude Medical and the BOC Group, plc. From 1986 to 1991, Dr. Stoll held several executive management positions at Bayer, AG, including Executive Vice-President and General Manager for its worldwide Diagnostic Business Group. Prior to that, Dr. Stoll worked for American Hospital Supply Corp., where he rose from Director of Clinical Pharmacology to President of its American Critical Care Division. He began his pharmaceutical career at the Upjohn Company in 1972. Dr. Stoll obtained his B.S. in Pharmacy from Ferris State University, obtained a Ph.D. in Biopharmaceutics and Drug Metabolism at the University of Connecticut and was a post-doctoral fellow for two years at the University of Michigan. From 2008 and until its sale to H. Lundbeck A/S, Dr. Stoll served on the board of directors of Chelsea Therapeutics (NASDAQ: CHTP) and was a member of that board’s audit and compensation committees. Dr. Stoll in the past also served on the boards of Questcor and Agensys, HIMA and PMA(now PhRMA). Dr. Stoll also serves on the School of Pharmacy Advisory Board of the University of Connecticut. The Nominating Committee considered Dr. Stoll’s experience and qualifications, in addition to his relevant executive management and operational pharmaceutical and medical device experience, as well as the overall composition of the Board, in making the determination that Dr. Stoll should be a nominee for director of Delcath.

Dennis H. Langer, M.D., J.D. was appointed as a Director in December 2014. Dr. Langer has served as a Director of several specialty pharmaceutical, biotechnology and diagnostic companies, and has been CEO and/or co-founder of several health care companies. Dr. Langer has been a director of Myriad Genetics, Inc., a medical diagnostic company, and Dicerna Pharmaceuticals, Inc., a biopharmaceutical company, since 2004 and 2007, respectively. From January 2013 to January 2014, Dr. Langer served as Chairman and Chief Executive Officer of AdvanDx, Inc., a medical diagnostic company. From 2005 to 2010, Dr. Langer served as a Managing Partner of Phoenix IP Ventures, a private equity/venture capital firm specializing in life sciences. Previously, he was President, North America, of Dr. Reddy’s Laboratories, Limited. From September 1994 until January 2004, Dr. Langer held several high-level positions at GlaxoSmithKline plc, and its predecessor, SmithKline Beecham, including most recently as a Senior Vice President of Research and Development. Prior to SmithKline Beecham, Dr. Langer was President and CEO of Neose Technologies, Inc., and before that held R&D and marketing positions at Eli Lilly, Abbott and Searle. At the beginning of his career, he was a Chief Resident at Yale University School of Medicine, and held clinical fellowships at Harvard Medical School and the National Institutes of Health. Previously, Dr. Langer served as a Director of Ception Therapeutics, Inc. (acquired by Cephalon, Inc.), Cytogen Corporation (acquired by EUSA Pharma Inc.), Pharmacopeia, Inc. (acquired by Ligand Pharmaceuticals, Inc.), Sirna Therapeutics, Inc. (acquired by Merck and Co., Inc.), and Transkaryotic Therapies, Inc. (acquired by Shire plc). Dr. Langer is a Clinical Professor in the Department of Psychiatry, Georgetown University School of Medicine. Dr. Langer received a J.D. from Harvard Law School, an MD from Georgetown University School of Medicine, and a B.A. in Biology from Columbia University. The Nominating Committee considered Dr. Langer’s experience and qualifications, in addition to his relevant executive management and operational pharmaceutical experience, as well as the overall composition of the Board, in making the determination that Dr. Langer should be a nominee for director of Delcath.

Continuing Directors.

Class I Directors—Terms Expiring at the 2016 Annual Meeting.

William D. Rueckert was appointed as a Director in December 2014. Mr. Rueckert has served on many public and private corporate boards in both the life science and banking industries. He is currently President of Oyster Management Group, LLC, an investment partnership specializing in community banking. From 2007 until 2012 he served on the board of Novogen Ltd. (ASX, NASDAQ) a biotechnology company based in Sydney, Australia. He acted as Chairman from 2010 until 2012, and as acting CEO led the restructuring of the company, spinning off its major subsidiary, Marshall Edwards, Inc. (now MEI Pharma, Inc. NASDAQ.) He is currently a director of MEI Pharma, Inc. (NASDAQ), a San Diego based company that is developing novel oncology therapies. Until its sale to H. Lundbeck A/S, he was a director of Chelsea Therapeutics International, Ltd. (NASDAQ) whose drug candidate, Northera, was approved by the FDA in 2014. He has also served on the boards of several banks including Westport Bank and Trust, Lafayette American Bank and Hudson United Bank (all NASDAQ.) He currently serves on the board of Fairfield County Bank, a mutually owned, community bank based in Ridgefield, Connecticut. Among his civic associations, Mr. Rueckert is a Director and President of the Cleveland H. Dodge Foundation, Co-Chairman of the Board of Trustees of Teachers College, Columbia University, a Director of the Y Retirement Fund, a Trustee of International House, an Emeritus Director of the YMCA of Greater New York and a Director of Wave Hill, Inc. He earned a BA in Spanish in 1977 from the University of New Hampshire. The Nominating Committee considered Mr. Rueckert’s experience and qualifications, in addition to his relevant executive management and operational pharmaceutical experience, as well as the overall composition of the Board, in making the determination that Mr. Rueckert should serve as a director of Delcath.

Dr. Marco Taglietti, M.D. was appointed as a Director in December 2014. Dr. Taglietti serves as CEO and on the Board of Directors of NASDAQ-listed SCYNEXIS, Inc., a pharmaceutical company committed to the discovery, development and commercialization of novel anti-infectives; and NephroGenex, Inc., a pharmaceutical company focused on the development of therapeutics to treat kidney disease. Prior to its recent acquisition in February 2014, Dr. Taglietti served as Executive Vice President, Research and Development, and Chief Medical Officer of Forest Laboratories. He also served as President of the Forest Research Institute. Prior to joining Forest Labs in 2007, Dr. Taglietti held the position of Senior Vice President, Head of Global Research and Development, at Stiefel Laboratories, Inc. for three years. He joined Stiefel after 12 years at Schering-Plough Corporation where he last held the position of Vice President, Worldwide Clinical Research for Anti-Infectives, Oncology, CNS, Endocrinology and Dermatology. Dr. Taglietti began his career at Marion Merrell Dow Research Institute. He received his medical degree and board certifications from the University of Pavia in Italy. The Nominating Committee considered Dr. Taglietti’s experience and qualifications, in addition to his relevant executive management and operational pharmaceutical experience, as well as the overall composition of the Board, in making the determination that Dr. Taglietti should serve as a director of Delcath.

Class II Directors—Terms Expiring at the 2017 Annual Meeting.

Harold S. Koplewicz, M.D., was appointed a Director in September 2006 and served as Chairman of the Board from February 2007 to September 2013. He is one of the nation’s leading child and adolescent psychiatrists, honored by the American Psychiatric Association, the American Society for Adolescent Psychiatry and the American Academy of Child & Adolescent Psychiatry. In November 2009, he founded and became the President of the Child Mind Institute, the nation’s only independent nonprofit dedicated to transforming mental health care for the world’s children. In May 2006, he was appointed by then-New York Governor George Pataki to the position of Director of the Nathan S. Kline Institute for Psychiatric Research, where he was the third person to hold this position since the institution’s founding in 1952. During his tenure, which ended January 2011, he doubled the amount of federal funding for NKI. In 2007, Dr. Koplewicz became the first Vice Dean of External Affairs at the NYU Langone Medical Center. Under his leadership, over $500 million in philanthropic support was raised for the Medical Center. Dr. Koplewicz founded the NYU Child Study Center in 1997 and served as its Director for twelve years. Under his leadership, the NYU Child Study Center made remarkable contributions to the field through expert clinical care, a robust research portfolio, and advocacy for child mental health. A graduate of Albert Einstein College of Medicine, Dr. Koplewicz completed his psychiatric residency at New York Hospital Westchester Division, a fellowship in Child Psychiatry at Columbia University’s College of Physicians and Surgeons, a NIHM Research Fellowship at the New York State Psychiatric Institute, and the Executive Program in Health Policy and Management at Harvard University’s School of Public Health. He has served as a member of the National Board of Medical Examiners and as a Commissioner of the New York State Commission on Youth, Crime and Violence and Reform of the Juvenile Justice System. Since 1997, he has been Editor-in-Chief of the Journal of Child and Adolescent Pyschopharmacology. He has also served as a member of the of the working group organized by the U.S. Assistant Surgeon General and the U.S. Department of Health and Human Services to address the effects of terrorism on children’s mental health. The Nominating Committee considered Dr. Koplewicz’s experience and qualifications, in addition to his leadership skills and valuable insights in the medical field, as well as the overall composition of the Board, in making the determination that Dr. Koplewicz should serve as a director of Delcath.

Laura A. Philips, Ph.D., M.B.A., was appointed as a Director in May 2007. Dr. Philips is the Co-Founder, President and CEO of Spheryx, Inc., an analytical services and instruments company with a patented, revolutionary approach to the characterization of colloids, Total Holographic Characterization. Prior to Spheryx she was CEO of WellGen, Inc. from 2012-2014. She serves on the Board of Directors of Boyce Thompson Plant Research Institute, a biological research institute associated with Cornell University and The POGIL Project, a non-profit organization with an innovative approach to math and science education backed by NSF and used in 1000 colleges and universities. She serves on the Advisory Board of Diamer Biosciences, an innovative diagnostics company focused on neurodegenerative disease. From 2010-2011 Dr. Philips served on the board of directors of China Yongxin Phamaceuticals (OTCBB:CYXN) a leading retailer, wholesaler and distributor of pharmaceuticals and health and beauty products in Northeastern China. From 2003-06 Dr. Philips was Chief Operating Officer and Chief Financial Officer at NexGenix Pharmaceuticals, a niche pharmaceutical start-up company. Prior to joining NexGenix, she was Vice President at AMDeC, a biomedical research and development consortium in New York. She held a variety of executive positions at Corning, Incorporated, from 1997-2002 including director of product development, strategic planning and business manager. Dr. Philips served in the Clinton Administration both as a Fellow in the White House Office of Science and Technology Policy and as a Presidential Appointee to the position of Senior Policy Advisor to Sec. Ronald Brown in the Dept. of Commerce. She was Congressional Science Fellow and Legislative Advisor for Technology Policy to Sen. Joseph Lieberman in 1994-5. Dr. Philips was on the Faculty of Cornell University in the Dept of Chemistry from 1987-1993. During the period from 1985 through 1987 she was an NIH Post-Doctoral Fellow at the University of Chicago in the Department of Chemistry. She holds a PhD in Chemistry from the University of California, Berkeley and an MBA from Cornell University. The Nominating Committee considered these qualifications, in addition to her financial expertise and audit committee experience, as well as the overall composition of the Board, in making the determination that Dr. Philips should serve as a director of Delcath.

Director Compensation—2014. The Compensation Committee reviews and recommends to the Board of Directors appropriate director compensation programs for service as directors, committee chair, and committee members. The following table summarizes the Board of Directors compensation framework in 2014:

	Chairperson Retainer(1)	Member Retainer(1)	Fee per Meeting (in person)(2)	Fee per Meeting (via telephone)
Board of Directors	$65,000(3)	$30,000	$1,000/$2,000	$500
Audit Committee	$16,000	—	$1,500	$1,500
Compensation Committee	$12,000	—	$1,000	$1,000
Nominating Committee	$12,000	—	$1,000	$1,000

(1)	All cash retainers are paid on a quarterly basis.
(2)	The fee per meeting is $1,000 for all board members except the Board Chair who receives a $2,000 fee per meeting.
(3)	After Dr. Stoll’s appointment as Executive Chairman in September 2014, we no longer paid a Board of Directors Chairperson retainer or meeting fees. In lieu of such payments, Dr. Stoll receives $10,000 per month for his services as Executive Chairman, as well as temporary housing assistance.

In addition, non-employee directors are granted shares of restricted stock equal to the number of shares having a grant date fair value equal to $25,000 rounded to the next highest share and vest one year from grant, except that our non-employee Board Chair will be granted shares of restricted stock equal to the number of shares having a grant date fair value of $37,500 rounded to the next highest share. Upon their initial appointment in 2014, non-employee directors were granted 30,000 options to purchase shares of our common stock that vest ratably over three years from grant. The shares of restricted stock and options will be granted pursuant to Delcath’s 2009 Stock Incentive Plan, as amended (the “2009 Plan”).

Additionally, we reimburse all non-employee directors for their reasonable out-of-pocket travel expenses incurred in attending meetings of our Board of Directors or any committees of the Board.

The following table sets forth the compensation awarded to, earned by or paid to each director who served on our Board of Directors in 2014.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Options Awards	All Other Compensation	Total
Laura A. Brege(2)	54,692	25,002	—	—	79,694
Tasos G. Konidaris(2)	63,973	25,002	—	—	88,975
Harold S. Koplewicz, M.D.	54,659	25,002	—	—	79,661
Gabriel Leung(2)	82,390	37,502	—	—	119,892
Laura A. Philips, Ph.D., M.B.A.	66,000	25,002	—	—	91,002
Roger G. Stoll, Ph.D.(3)	41,554	25,002	—	—	66,556
Douglas G. Watson	29,269	—	—	—	29,269
Dennis H. Langer, M.D. J.D.(4)	3,148	—	25,993	—	29,141
William D. Rueckert(4)	4,027	—	25,993	—	30,020
Marco Taglietti, M.D.(4)	3,148	—	25,993	—	29,141

(1)	The amounts included in the “Stock Awards” column represent the grant date fair value for each director’s restricted stock awards granted during the fiscal year ended December 31, 2014, computed in accordance with Financial Accounting Standards Board’s Accounting Standards Codification (“FASB ASC”) Topic 718. Each director was granted 9,616 shares of restricted stock at $2.60, the closing price of Delcath’s common stock on July 7, 2014, with the exception of Gabriel Leung who was granted 14,424 shares of restricted stock. As of December 31, 2014, Dr. Phillips, Dr. Stoll and Dr. Koplewicz each held 9,616 shares of restricted stock.
(2)	Ms. Brege and Messrs. Konidaris and Leung each resigned from the Board of Directors effective as of December 11, 2014. The stock awards granted during 2014 were forfeited in connection with their resignations.
(3)	The amounts included for Dr. Stoll include compensation prior to September 2014, when he was appointed Executive Chairman. Compensation earned in connection with his position as Executive Chairman are described below under “—Executive Compensation.”
(4)	Dr. Langer, Mr. Rueckert and Dr. Taglietti each were appointed to the Board of Directors effective as of December 11, 2014.

Information About Our Executive Officers. The following table provides information concerning the current executive officers of Delcath. In addition, information concerning Roger G. Stoll, our Executive Chairman, is provided under “—Information About Directors and Director Nominees”

Name	Age	Office Currently Held
Jennifer K. Simpson, Ph.D.	46	Interim President and Chief Executive Officer
Barbra C. Keck, M.B.A.	37	Senior Vice President, Finance, Principal Accounting Officer, Principal Financial Officer and Secretary
John Purpura	53	Executive Vice President, Regulatory Affairs and Quality Assurance

The following is a brief description of the business experience of the following officers:

Jennifer K. Simpson joined Delcath as Executive Vice President, Global Marketing in March of 2012 and was promoted to Executive Vice President, Global Head of Business Operations in April 2013 and Interim Co-President and Co-Chief Executive Officer, Executive Vice President, Global Head of Business Operations in

September 2013. In September 2014, Dr. Simpson was named Interim President and Chief Executive Officer. From 2011 to 2012, Dr. Simpson served as the Vice President, Global Marketing, Oncology Brand Lead at ImClone Systems, Inc. (a wholly owned subsidiary of Eli Lilly and Company), where she was responsible for all product commercialization activities and launch preparation for one of the late-stage assets. From 2009 to 2011, Dr. Simpson served as the Vice President, Product Champion and from 2008 to 2009 as the Associate Vice President, Product Champion for ImClone’s product Ramucirumab. From 2006 to 2008, Dr. Simpson served as Product Director, Oncology Therapeutics Marketing at Ortho Biotech (now Janssen Biotech), a Pennsylvania-based biotech company that focuses on innovative solutions in immunology, oncology and nephrology. Earlier in her career, Dr. Simpson spent over a decade as a hematology/oncology nurse practitioner and educator. Dr. Simpson earned a Ph.D. in Epidemiology from the University of Pittsburgh, an M.S. in Nursing from the University of Rochester, and a B.S. in Nursing from the State University of New York at Buffalo.

Barbra C. Keck. joined Delcath as Controller in January 2009, was promoted to Vice President in October 2009 and to Senior Vice President in 2015. Prior to joining Delcath, she was an audit assistant with Deloitte & Touche, LLP from August 2008 to December 2008. From June 2006 to August 2008, Ms. Keck was the Assistant to the Vice President and Dean of Baruch College, Zicklin School of Business, and from September 2005 to May 2006 she was the Donor Relations and Communications Manager for Young Audiences New York. From 2002 to 2005, Ms. Keck was the Manager, UD Arts Series at the University of Dayton, where she also served as the Manager, Arts and Cultural Events from 1999 to 2002. Between those positions, from 2002 to 2003, she was the Director of Teacher Programs at the Muse Machine. Ms. Keck served as the General Manager of Dayton Bach Society and the Manager of UD Arts Series from 1999 to 2002. She earned her M.B.A. in Accountancy from Baruch College and Bachelor of Music in Music Education from the University of Dayton.

John Purpura joined Delcath as Executive Vice President, Regulatory Affairs and Quality Assurance in November 2009. Prior to joining Delcath, he was with E-Z-EM, Inc. as Vice President and then Executive Director of International Regulatory Affairs from 2007 to 2008 and Head of Regulatory Affairs for North America and Latin America from 2008 to 2009. Prior to E-Z-EM, Inc., Mr. Purpura had an 11-year career with Sanofi-Aventis, ultimately serving as Associate Vice President for Regulatory CMC from 2005 to 2007. From 1985 to 1995, he had various quality and regulatory management roles with Bolar Pharmaceuticals, Luitpold Pharmaceuticals and Eon Labs Manufacturing. He earned his M.S. in Management & Policy and B.S. degrees in Chemistry and Biology at the State University of New York at Stony Brook.

Executive Compensation.

Our Compensation Committee is composed entirely of independent directors and oversees our executive compensation program and determines all compensation for our executive officers. 2014 was a transformative year in which we implemented a significant number of changes while re-aligning our resources, improving efficiencies and re-directing our energies on a more focused business strategy. As a result of the transition, we made changes to our “Named Executive Officers” pursuant to our leadership transition plan. The term “Named Executive Officers” (“NEOs”) refers to those individuals who served as our principal executive officer and our principal financial officer in 2014 and our three other highest paid executive officers in 2014, as noted below:

Name	Title
Jennifer K. Simpson, Ph.D.	Interim President and Chief Executive Officer
Graham G. Miao(1)	Former Interim Co-President and Co-Chief Executive Officer, Executive Vice President, Chief Financial Officer
Roger G. Stoll, Ph.D.	Executive Chairman
Barbra C. Keck, M.B.A.	Senior Vice President, Finance, Principal Accounting Officer, Principal Financial Officer and Secretary
John Purpura	Executive Vice President Regulatory Affairs, Quality Assurance
Peter J. Graham, J.D.(2)	Former Executive Vice President, General Counsel, Chief Compliance Officer and Global Human Resources

(1)	Dr. Miao’s employment ended on September 30, 2014.
(2)	Mr. Graham’s employment ended on March 9, 2015.

Leadership Transition. Dr. Simpson and Dr. Graham Miao served respectively as interim Co-President and Co-CEO and interim Co-President, Co-CEO and CFO of Delcath since September 2013. Dr. Miao left the Company at the end of September 2014 to pursue other opportunities. Effective in September 2014, the Company announced the reorganization of the Company’s leadership under which Dr. Jennifer Simpson was appointed interim President and CEO. Also in September 2014, Barbra Keck assumed the responsibilities of Principal Financial Officer and Dr. Roger G. Stoll, who has been a member of the Delcath Board of Directors since 2008, was appointed to the newly created position of Executive Chairman. See section titled “Board Leadership Structure” for more information about the role and responsibilities of the Executive Chairman position. Dr. Stoll succeeds Gabriel Leung, who stepped down from his position as Non-Executive Chairman of the Board. The employment of Peter J. Graham, who had served as our Executive Vice President, General Counsel, Chief Compliance Officer and Global Human Resources, ended on March 9, 2015.

Performance Highlights of 2014. The Company continued to face significant challenges in 2014. In light of such challenges, we believe we took important steps towards transforming the Company, including reducing cash spend, re-aligning employee headcount to support the Company’s strategy going forward, improving operational efficiencies and better allocating our resources to help pursue a more focused business strategy. In 2014, the Company underwent significant down-sizing while undertaking a substantial review of strategic business alternatives. Based upon the review process, the Board believed that the greatest potential opportunity to create increased shareholder value was through the leadership reorganization (described in “Leadership Transition”) in combination with an expanded clinical development strategy for CHEMOSAT/Melphalan HDS that focuses on the treatment of hepatocellular carcinoma (HCC), Intrahepatic Cholangiocarcinoma (ICC), and Ocular Melanoma (OM) and our continued European Union commercialization. Our proprietary technology is designed to administer high-dose chemotherapy directly to the liver, while controlling the systemic exposure. We believe we took several important transitional steps in 2014 and early 2015 to help re-establish our Company and position us for future success, including the:

•	strategic review of Delcath’s business and implementation of the leadership transition plan;

•	achievement of cash guidance and a continuation of our efforts to focus resources on our clinical development program;

•	development and execution of a more focused business strategy intended to help maximize the Company’s resources;

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initiation of the global hepatocellular carcinoma (HCC) Phase 2 clinical trial program. This program is the first to open in our clinical development program and will allow us to evaluate the effectiveness and safety of CHEMOSAT/Melphalan HDS in this tumor type;

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opening of four new CHEMOSAT sites in Europe which allows us to continue to grow our commercial efforts in Europe while establishing potential clinical trial sites for the various trials in our clinical development program;

•	treatment of the 100th patient in Europe;

•	submission of a manuscript for publication of the Phase 3 study previously completed in the U.S.;

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several presentations on the effectiveness and safety of CHEMOSAT/Melphalan HDS in patients with various forms of liver cancer at the European Society of Surgical Oncology (ESSO) and Society of Surgical Oncology (SSO) meetings in Europe and the United States by key clinicians in Europe and the US; and

•	opening of the European Union Registry which will collect additional safety, efficacy and quality of life (QoL) data from commercial treatments.

Pay Decision Highlights for 2014. As discussed above, the Company continued to face significant challenges in 2014. Although we achieved certain financial and strategic objectives, we unfortunately did not achieve all of our fiscal 2014 goals and we were disappointed in our total shareholder return which was impacted substantially over the past year. To align our programs with shareholder interests, the Compensation Committee made the following decisions related to executive compensation for 2014:

•	No merit increases were awarded for 2014.

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Annual incentive payout was reduced to 39% of target in 2014, even though a 75% achievement of the goals established at the beginning of the year was achieved. The Compensation Committee and the Board of Directors believed that the overall performance of the company was unsatisfactory and discretionary downward adjustments to the bonus payouts were warranted to better align with shareholder interest. In 2014, the annual incentive plan was based solely on company performance objectives established at the beginning of the fiscal year.

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No equity grants were made to the NEOs in 2014, with the exception of Mr. Stoll who received 75,000 stock options in association with his election as the Executive Chairman of the Board in September 2014.

Providing no equity incentive awards to our NEOs and employees was a difficult decision made by the Compensation Committee and Board as the Company did not have enough shares available to grant out of its pool of available shares. As a result, retention of our NEOS and employees remains a key concern of the Company. As of the end of 2014 and with a depressed stock price, employees of the Company including the NEOs, have little to no vested, unvested or outright equity ownership in the Company. The Company is seeking shareholder approval in this proxy of 1.1 million additional shares under its 2009 Stock Incentive Plan to be able to provide equity awards to its NEOs and key employees going forward to be able to better align our employees interests with that of our shareholders.

Employee Retention Program. On November 14, 2013, the Board approved an Employee Retention Program which consisted of a cash bonus component and an equity award component. The Employee Retention Program was implemented for certain of our key employees, including the Company’s executive officers, to help retain our executives and ensure stability during our ongoing transition period. The executive officers of the Company are eligible to receive a cash retention bonus equal to fifty percent (50%) of their current annual base salary if the executive officer remains employed by the Company on March 31, 2015, or if the executive officer is terminated without cause or leaves for “good reason” prior to March 31, 2015. In addition, as a component of the Employee Retention Program, the executive officers were awarded, on November 14, 2013, a number of stock options to purchase Company common stock with a value equal to ten percent (10%) of the executive officer’s annual salary (as calculated using the Black Scholes model utilizing historical trading volatility), priced as of the close of business on the date of grant, to vest in full on March 31, 2015 if the officer remains employed by the Company on that date. The stock option award was granted under and subject to the Company’s 2009 Stock Incentive Plan and the Company’s standard stock option grant letter (provided that the options will vest upon a qualifying termination of employment). The program was implemented to assure that the company could have the appropriate management team in place to appropriately manage operations while it underwent an extensive strategic business review and transition. The uncertainty of the strategic business review process and the negative effect of the previous FDA decision necessitated implementation of this provision.

Executive Compensation Philosophy. Our Compensation Committee is responsible for formulating and establishing our overall compensation philosophy with respect to our executive officers. The Company believes that a strong executive management team comprised of talented individuals in key positions at the Company is critical to the development and growth of our business and to increasing stockholder value. Accordingly, a key objective of executive compensation is to attract and retain talented and experienced individuals, while motivating them to perform and make decisions consistent with the Company’s business objectives, goals and culture. We emphasize pay-for-performance by linking executive compensation to Company performance. For each executive, the amount of pay that is actually realized is primarily driven by the Company’s performance and each executive’s contribution to that performance.

Our executive compensation decisions are based on the following fundamental philosophies and objectives of our Compensation Committee:

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compensation should be based on an individual’s level of responsibility, individual performance and Company performance. As employees progress to more senior positions, their compensation should be increasingly linked to Company performance because they are more able to affect our results;

•	compensation programs should motivate executives to manage our business to meet our short- and long-term objectives, by rewarding them for meeting these objectives; and

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compensation programs should prioritize retaining our executives. In light of our recent changes in leadership and performance challenges, we must focus on retaining and motivating our current leaders to help achieve our desired results.

Executive Compensation Program. Our Compensation Committee uses formal policies and processes to evaluate and assess the compensation of our executive officers. These policies and processes are reflected in compensation decisions for 2014 and signify our Compensation Committee’s commitment to align executive compensation with the business objectives and performance of the Company. Our Compensation Committee used or will use the following compensation components, processes and programs to review, assess and establish executive compensation:

Compensation Components. The three primary components of executive compensation are base salary, annual incentive cash awards and long-term equity incentive awards:

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Base Salary. We pay our executive officers a base salary, which our Compensation Committee reviews and determines annually. Base salaries are used to compensate our executive officers for performing the core responsibilities of their positions and to provide them with a level of security with respect to a portion of their total compensation. Base salaries are set in part based on the executive’s unique skills, experience and expected contribution to the Company, as well as individual performance, including the impact of such performance on our business results, and the period of the executive’s performance.

Decisions regarding base salary increases take into account the executive’s current base salary, third-party benchmark and survey data, and the salary compensation paid to executive officers within and outside the Company, as well as the Company’s overall performance and its success in achieving its operational and strategic goals and objectives, and the executive officer’s contribution to Company performance. Upon the appointment of Dr. Simpson as Interim President and Chief Executive Officer, she was granted a stipend of an additional $6,000 per month in recognition of her duties as the Interim President and Chief Executive Officer.

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Annual Incentive Cash Awards. Annual incentive compensation is intended to establish a direct correlation between annual cash awards and the performance of the Company. The Company’s Annual Incentive Plan (“AIP”) is an annual incentive cash bonus plan designed to align the interests of participants with the interests of the Company and its stockholders. The AIP is designed to strengthen the link between a participant’s pay and his or her overall performance and the Company’s performance, focus participants on critical individual and corporate objectives, offer a competitive cash incentive, and encourage and reward performance and competencies critical to the Company’s success

•

Long-Term Incentive Compensation. In addition to using base salaries and annual incentive cash bonuses, which our Compensation Committee views as short-term compensation, a portion of our executive compensation is in the form of long-term equity compensation. Our Long-Term Incentive Plan (“LTIP”) is an annual equity-based incentive plan designed to align participants’ interests with those of the Company and its stockholders by rewarding participants for their contributions to the long-term success of the Company. The LTIP is designed to incentivize Company leaders to focus on the long-term performance of the Company, offer participants competitive, market-based long-term incentive award opportunities, and strengthen the link between a participant’s compensation and his or her overall performance and the Company’s overall performance. We believe the LTIP assists us in achieving an appropriate balance between our short- and long-term.

For executive officers, the Compensation Committee determines the number of awards to grant based on its consideration of awards to executives in similar positions at similarly situated companies. Grants generally are made to each named executive officer upon his or her joining the Company with additional grants being made annually as determined by the Compensation Committee. Equity incentive awards are granted pursuant to the Company’s 2009 Stock Incentive Plan, as amended (the “2009 Plan”).

Interface of Executive Officers with Compensation Committee in Determining Compensation. The Compensation Committee, based on input from the Company’s Chief Executive Officer and Executive Chairman, (or, as applicable, Interim Chief Executive Officer), determines the compensation of our executive officers. The CEO and Executive Chairman assist the Compensation Committee by providing performance assessments and compensation recommendations for each of the Company’s executive officers, including the named executive officers (other than the CEO). The final decisions regarding the compensation for the named executive officers is then independently assessed and approved by the Compensation Committee. Other than completing a self-evaluation performance review, and submitting it to the Compensation Committee, the CEO does not participate in the formulation or discussion of her compensation. The Executive Chairman provides the performance review for the interim CEO and submits that review to the Compensation Committee for its consideration. The Executive Chairman also has discussions with the full committee related to all the performance items submitted for the named executive officers. Upon completion of these reviews, final decisions related to the compensation of the CEO (or Interim CEO, as the case may be) require approval of the full Board of Directors after recommendations are made by the Compensation Committee.

Role of Compensation Consultants. The Compensation Committee retained PM&P as its independent compensation consultant to assist the Compensation Committee in evaluating executive compensation programs. PM&P reports directly to the Compensation Committee, and is not permitted to perform services for management unless approved by the Compensation Committee. PM&P provided periodical review of selected aspects of our executive compensation program in 2014. Representatives of PM&P attended some of the regularly scheduled meetings of the Compensation Committee, as well as some of the preparatory meetings with the Compensation Committee Chair, and attended some of the Compensation Committee executive sessions as requested. The Compensation Committee has evaluated PM&P’s independence, taking into account the factors specified in the NASDAQ listing standards and the absence of other relationships between PM&P and the Company, its directors and executive officers. Based on its review of such factors, and based on PM&P’s independence policy, which was shared with the Compensation Committee, the Compensation Committee concluded that PM&P is independent and that the work of PM&P has not raised any conflict of interest.

Inputs to Committee Decision Making.

Performance Evaluation Process. The Company utilizes a formal annual performance review program to evaluate our executives’ competencies, as well as individual performance objectives. The competencies in the program include: commitment to quality, integrity and ethics, as well as results oriented, teamwork, dependability, job knowledge and productivity. Each executive performs a self-evaluation and also is rated by the CEO on his or her competencies at year end and a final average total rating is calculated. Corporate performance objectives, which are set at the beginning of the year, are linked to the Company’s overall performance and attainment of these objectives. Following completion of the performance year, the CEO submits performance evaluations and recommendations for each executive to the Executive Chairman who after review with the CEO then submits information to the Compensation Committee. The Committee reviews the completed individual performance evaluation forms for our executive officers including the CEO and assesses the Company’s overall performance relative to the achievement of corporate objectives. The information gathered as part of this evaluation process was used by our Compensation Committee to assist it in making compensation decisions. While the Company conducts its performance evaluations annually, the 2014 AIP was based solely on the achievement of corporate performance goals.

Peer Group Review. The Compensation Committee, with the assistance of PM&P, generally reviews the peer group on a regular basis. Due to the unique nature of the Company’s business, we continually face challenges as we strive to develop the most appropriate mix of companies to comprise our peer group. The challenges we face include:

•

We are an early commercial stage company with limited product revenues ($1.1M in 2014). As a result, a typical revenue range for peer selection purposes is more challenging due to our relatively small size.

•

We are a medical device company and specialty pharmaceutical company. Our proprietary technology is designed to administer high-dose chemotherapy and other therapeutic agents to diseased organs or regions of the body, while controlling the systemic exposure of those agents. Our CHEMOSAT System for Melphalan is classified as a class IIb medical device and has been approved in Europe. In the United States, we are considered a drug device combination product regulated under a 505(b)(2) new drug application which is not currently approved yet. (As previously discussed, we received a complete response letter from the U.S. FDA to our NDA.) Because our product is regulated as both a device and a drug in the U.S. only, we have to recruit executive talent who have background and skill sets from both industries and who have experience in both device and drug development from larger, more established companies.

•

There are very few peers across the medical device and pharmaceutical industries with a similar combination product which is considered a drug in certain regions and classified as a device in other regions, and so exact peers for us are difficult to identify.

Generally, the Compensation Committee considers each of the above challenges as well as the following selection criteria to select its peer group:

•

We focused on companies with industry/product similarity—Drug Delivery Systems/Medical Device companies with a focus on cancer/oncology and Pharmaceuticals/Biopharmaceuticals/Biotherapeutics companies with a cancer focused drug. As a result, multiple GICS sub-industries were reviewed and considered.

•	We used a range of revenue from $0 – $100M to develop a pool of potential firms to consider.

•

We then narrowed the pool of potential companies based on market capitalization and other secondary factors (R&D expenses, number of employees, further test of business model and product similarity, etc.).

Due to the recent changes in the Company’s size and market capitalization, the Compensation Committee believed that a re-assessment of the peer group was warranted in 2014. The Compensation Committee, the Executive Chairman, and management worked with PM&P to revise the peer group to reflect the smaller size of Delcath and the increased intensity in the clinical development activities. The following table reflects the new peer group which was reviewed and approved by the Compensation Committee and the full board of Delcath before being implemented:

Company	Industry(1)	Revenue(2)	Market Capitalization(3)
Accurexa Inc.	Healthcare Equipment	$0	$17
Adamis Pharmaceuticals Corporation	Pharmaceuticals	$0	$49
Aethlon Medical, Inc.	Healthcare Equipment	$1	$33
Arno Therapeutics, Inc.	Biotechnology	$0	$27
ArQule Inc.	Biotechnology	$11	$71
BSD Medical Corp.	Healthcare Equipment	$5	$23
Celator Pharmaceuticals, Inc.	Biotechnology	$0	$65
Cellectar Biosciences, Inc.	Biotechnology	$0	$16
Celsion Corp.	Biotechnology	$1	$59
Champions Oncology, Inc.	Life Sciences Tools and Services	$10	$46
Cytosorbents Corporation	Healthcare Equipment	$4	$70
Emisphere Technologies, Inc.	Pharmaceuticals	$0	$23
MetaStat, Inc.	Life Sciences Tools and Services	$0	$20
Nephros, Inc.	Healthcare Equipment	$2	$19
OncoGenex Pharmaceuticals, Inc.	Biotechnology	$35	$59
Median	—	$1	$33
Delcath Systems Inc.	Health Care Equipment	$1	$19

(1)	Reflects the sub-industry as defined under Global Industry Classification Standard.
(2)	Data from S&P Capital IQ database, as of most recent quarter end at the time the analysis was completed (October 2014).
(3)	Data from S&P Capital IQ database, as of most recent month end at the time the analysis was completed (October 2014).

The Committee believes this peer group continues to represent a reasonable mix of companies to appropriately address the concerns presented above and currently reflects the size and business model of our Company.

Benchmark Analyses. The Compensation Committee, with the assistance of PM&P, reviews our executive officers’ overall compensation packages in 2014. The analysis includes a review of total target compensation for each executive officer as well as for each component of compensation, relative to executives in comparable positions or with comparable roles.

The Compensation Committee generally targets around the median percentile range of the competitive market for the various elements of compensation, yet individual executives may be paid above or below this point depending upon, among other factors, the skills and experience, tenure in the position, overall individual performance and additional responsibilities of the executive. In addition to evaluating the peer group data, the Compensation Committee also uses survey data for a broader pharmaceutical, medical device and biopharma industry perspective. Overall, the Compensation Committee attempts to maintain individual compensation within competitive ranges, with some exceptions based on prior experience and compensation history for each individual.

Pay Mix. The Compensation Committee seeks to achieve executive compensation objectives through the use of a mix of compensation elements for each executive officer. While the Compensation Committee generally strives to award a significant amount of each NEO’s target total direct pay opportunity in the form of variable, rather than fixed compensation, it does not have rigid guidelines or formulas in determining the amount and mix of compensation elements for each executive officer.

In 2014, the NEOs did not receive any equity awards (other than the Executive Chairman), therefore the mix charts for 2014 below may not reflect the typical mix of annual compensation. The following charts exclude a former executive (Mr. Miao) who received partial year compensation and severance payment and the Executive Chairman given his unique compensation arrangement. NEOs only received base salary, partial bonus (39% of target), and no equity grants in 2014.

(1)	The CEO’s base salary in the chart above does not include the $6,000 (per month) stipend for her services as the Interim CEO.

Base Salary. As noted above, we awarded no merit increases for 2014. Upon the appointment of Dr. Simpson as co-Interim President and Chief Executive Officer in 2013, she was granted a stipend of an additional $6,000 per month. When appointed as the sole interim CEO and President of Delcath, this sum became part of the base salary of Dr. Simpson.

Annual Incentive Plan. Under the AIP, annual incentive award opportunities are expressed as a percentage of a participant’s actual base salary for the performance year, beginning January 1. The following table sets forth, for each executive, the applicable percentage of base salary to which each executive could have been entitled:

Executive	Total Incentive Bonus Opportunity
	% of Base Salary	Dollars ($)
Jennifer K. Simpson, Ph.D.(1)	45%	$180,900
Graham G. Miao(1)	45%	$181,063
Barbra C. Keck	30%	$64,500
John Purpura	40%	$98,227
Peter J. Graham, J.D.	40%	$132,062

(1)	The Total Incentive Bonus Opportunity for Dr. Simpson and Dr. Miao is calculated using their base salaries and the $6,000 (per month) stipend for their services as interim co-CEO.

The applicable percentage for each executive remained unchanged from 2013. If earned, AIP awards are generally paid on or before March 15 of the immediately following fiscal year. Typically under our annual incentive plan, actual awards range from 0% to a maximum of 100% of the total award opportunity. The maximum total payout under the AIP is equal to a percentage of the Company’s operating profit before the cost of the AIP is deducted. In the event total AIP award payouts would exceed the annual percentage limitation of the Company’s operating profit, all bonus payments will be reduced so as not to exceed the annual percentage limitation. No AIP awards will be paid to a participant under the AIP if the participant is placed on a performance enhancement plan.

For 2014, AIP goals were based entirely on company performance as noted in the table below to focus all the executives on the same critical challenges facing the Company.

Accordingly, corporate performance in 2014 was measured based upon achievement of objectives in the following areas: (1) Sales; (2) Regulatory; (3) Capital; and (4) Clinical Trials. The table below summarizes the corporate performance in 2014, the assigned weighting and the actual achievement for each area:

Performance Measure	Weighting	Summary of Target Goals	Actual Performance	Percentage Earned (as % of Target Goals)
Sales	20%	• Achieve budget sales for 2014 of at least $1.0 million	• Actual sales were $1.1 million for 2014	100%

Cash Management	25%	• Achieve guidance of $5M - $6M per quarter for 2014.	• Actual operating cash spend of $4.0M - $4.5M per quarter exceeded our guidance and our target goal.	100%

Capital	30%	• Achieve a minimum cash balance of $20M at December 31, 2014.	• Actual cash balance was $20.4M at December 31, 2014.	100%

Clinical Trials	25%	• Enroll six patients in Phase 2 HCC Clinical Trial Program by December 31, 2014.	• Two patients enrolled at December 31, 2014.	0%

Total Percentage Earned (as a % of Target Goals)				75%

In 2014, even though a 75% achievement of the goals established at the beginning of the year was achieved, it was clear to the board that the overall performance of the company was below expected levels. As a result, the Compensation Committee and the Board used its downward discretion to reduce the overall available bonus pool by 50%. Non executive employees who had performed very well during the year, but whose position and tasks could not have a significant impact on stock performance were awarded the full 75% award as a percent of target. However, executives who were responsible for the overall performance of the Company, were significantly impacted by the reduction in the total bonus pool and that resulted in a pay-out at the 39% of target instead of 75% of target.

Long Term Incentive Plan. Grants under the LTIP are typically comprised a mix of restricted stock and stock option awards granted in the first quarter of each year with the number of awards designed to deliver a competitive value targeted at the 50th percentile of the executive compensation comparison group. These guidelines are reviewed periodically based on prevailing compensation comparison group levels, however, and the Compensation Committee then uses these guidelines to determine long-term equity incentive awards for our named executive officers based upon a holistic assessment of Company and individual performance for the prior year and its view of the appropriate incentives to best help achieve the Company’s business objectives.

Due to the lack of availability of stock options or restricted shares under the 2009 Stock Incentive Plan and the overall company performance in 2014, no equity awards were granted to our NEOs or employees in 2014.

Employment Agreements, Executive Security Agreements and Confidentiality and Restrictive Covenant Agreements.

Executive Security Agreements. In early 2014, Dr. Simpson, Ms. Keck and Mr. Purpura each executed an Executive Security Agreement with the Company. Each executive is employed “at will,” provided that, pursuant to the Executive Security Agreements, if the executive’s employment is terminated without “cause,” or the executive resigns for “good reason” (as defined in the Executive Security Agreements), the Company is obligated to pay the executive (i) annual base salary for twelve months (also includes Dr. Simpson $6,000 per month stipend in connection with her service as Interim Chief Executive Officer and President), (ii) 100% of the COBRA premiums necessary to continue the executive’s health and/or dental benefits for a period of twelve months, (iii) a pro-rated annual incentive bonus award which was earned but not yet paid prior to the date of termination and (iv) the cash retention bonus granted pursuant to the Company’s Employee Retention Program, if such retention bonus has not yet been paid prior to termination. Each executive is obligated to execute a general release in favor of the Company to obtain these benefits. If the executive is terminated in connection with a Change in Control, the payment of annual base salary will be made in a lump sum. The Executive Security Agreement supersedes any and all prior agreements and policies relating to severance or termination pay or benefits payable upon the termination of employment, including termination pay described in any employment agreement, offer letter or otherwise.

Employee Confidentiality and Restrictive Covenant Agreements. Dr. Simpson, Ms. Keck and Mr. Purpura each entered into an Employee Confidentiality and Restrictive Covenant Agreement with the Company. That agreement requires each executive to assign any of the executive’s inventions to the Company and protect the Company’s confidential information, and to return any Company property after the end of his employment. In addition, for a period of one year following the end of the executive’s employment with the Company, the agreement restricts the executive from competing with the Company and from soliciting the Company’s customers or employees.

Terminations in 2014 and 2015

Graham G. Miao. Dr. Miao’s employment as Interim Co-President and Co-Chief Executive Officer, Executive Vice President and Chief Financial Officer was terminated on September 30, 2014. Pursuant to his Separation Agreement with the Company, upon his termination effective September 30, 2014, he became entitled to receive a termination benefits in the aggregate amount of $607,796. Dr Miao also received a prorated payment under our Annual Incentive Plan for fiscal year 2014 of $53,489. All of Dr. Miao’s outstanding stock options that were vested as of the separation date were exercisable through the 90th day following the separation date. All stock options and restricted stock that were not vested as of the Separation Date were automatically terminated and cancelled on the separation date. We also agreed to pay certain medical and health care coverage costs through September 30, 2015. As a condition to receiving the severance payment and medical and health care coverage benefits described above, Dr. Miao has agreed to a release and waiver of claims in our favor. Dr. Miao will be subject to one-year noncompetition and nonsolicitation covenants and indefinite confidentiality, non-disparagement and post-employment cooperation covenants.

Peter J. Graham. Mr. Graham’s employment as Executive Vice President, General Counsel, Chief Compliance Officer and Global Human Resources was terminated on March 9, 2015. Pursuant to his Separation Agreement with the Company, upon his termination effective March 9, 2015, he became entitled to receive a severance payment in the aggregate amount of $529,579. Mr. Graham will also receive a prorated payment under our Annual Incentive Plan for fiscal year 2015 if any employee participant of the Company receives a payment under it. All of Mr. Graham’s outstanding stock options that were vested as of the separation date will be exercisable through the 90th day following the separation date. All stock options and restricted stock that were not vested as of the separation date were automatically terminated and cancelled on the separation date. We also agreed to pay certain medical and health care coverage costs through March 9, 2016. As a condition to receiving the severance payment and medical and health care coverage benefits described above, Mr. Graham has agreed to a release and waiver of claims in our favor. Mr. Graham will be subject to one-year noncompetition and nonsolicitation covenants and indefinite confidentiality, non-disparagement and post-employment cooperation covenants.

Additional Benefits; 401(k) Plan. All salaried employees participate in a variety of retirement, health and welfare, and paid time-off benefits designed to enable the Company to attract and retain a talented workforce in a competitive marketplace. These benefits and related plans help ensure that the Company has a productive and focused workforce. The Company utilizes a 401(k) savings plan to enable employees to plan and save for retirement. The Company does not provide matching contributions.

Other Compensation. As an early commercial stage company, the Company does not have pension or deferred compensation plans or arrangements.

Prohibition on Hedging and Pledging. Pursuant to the Company’s insider trading policy, the Company prohibits any director, officer or other employee from hedging or pledging Company securities.

Clawback Policy. We have not yet adopted a formal clawback policy because we await the issuance of clarifying regulations by the SEC regarding required elements of any such clawback policy. As required by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we intend to adopt a clawback policy upon issuance by the SEC of final rules regarding clawbacks.

Internal Revenue Code Section 162(m) Considerations. Section 162(m) of the Internal Revenue Code generally denies publicly-held corporations a federal income tax deduction for compensation exceeding $1,000,000 paid to the Chief Executive Officer and each of the three next most highly paid executive officers serving as such at year end, excluding the Chief Financial Officer. While the Compensation Committee takes Section 162(m) into account when determining the type and amount of compensation to provide to the named executive officers, the Compensation Committee may award compensation that is not deductible if it believes it is reasonable and appropriate to do so.

Compensation and Stock Option Committee Report.

The Compensation and Stock Option Committee of the Board of Directors has reviewed and discussed the foregoing “Compensation Discussion and Analysis” section of this Proxy Statement with management. Based on this review and these discussions, the Compensation and Stock Option Committee recommended to the Board of Directors that the section entitled “Compensation Discussion and Analysis” be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Submitted by the Compensation and Stock Option Committee of the Board of Directors,

Laura A. Philips, Chair

Dennis H. Langer

Marco Taglietti

Summary Compensation Table.

The following table sets forth the total compensation awarded to, earned by or paid to: (i) each person who served as a principal executive officer during 2014, (ii) each person who served as a principal financial officer during 2014, and (iii) our three other most highly-compensated executive officers who were serving as executive officers on December 31, 2014. We refer to these individuals as our “named executive officers.”

Name & Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(5)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Jennifer K. Simpson, Ph.D. Interim President and Chief Executive Officer(1)	2014	330,000	71,255	—	—	—	72,000	473,255
	2013	309,572	—	—	85,894	—	21,789	417,255

Graham G. Miao(2)	2014	263,247	53,489	—	—	—	456,363	773,099
Former Interim Co-President and Co-Chief Executive Officer, Executive Vice President, Chief Financial Officer	2013	330,362	—	—	85,894	—	74,895	491,151
	2012	330,362	—	41,400	124,532	72,515	56,014	624,823

Roger G. Stoll, Ph.D.	2014	40,000	—	—	129,404	—	22,177	191,581
Executive Chairman(3)

Barbra C. Keck	2014	207,645	25,406	—	—	—	—	233,051
Senior Vice President, Finance, Principal Accounting Officer, Principal Financial Officer and Secretary	2013	199,167	—	—	35,392	—	—	234,559

John Purpura	2014	245,568	38,691	—	—	—	—	284,259
Executive Vice President Regulatory Affairs, Quality Assurance	2013	245,568	—	—	74,676	—	—	320,244

Peter J. Graham, J.D.	2014	330,154	52,018	—	—	—	—	382,172
Former Executive Vice President, General Counsel, Chief Compliance Officer and Global Human Resources(4)	2013	330,154	—	—	80,742	—	—	410,896
	2012	330,154	—	41,400	124,532	73,955	—	570,041

(1)	Dr. Simpson’s employment began on March 23, 2012; she did not serve as a named executive officer during 2012. The amount included in the “All Other Compensation” column reflects Dr. Simpson’s stipend for her services as Interim Co-President and Co-Chief Executive Officer, which began on September 13, 2013 of $6,000 per month. Dr. Simpson became our sole Interim President and Chief Executive Officer in September 2014.
(2)	Dr. Miao’s employment ended on September 30, 2014. The amount included in the “All Other Compensation” column for 2013 reflects payments for Dr. Miao’s temporary housing assistance and related taxes, as well as a stipend for his services as Interim Co-President and Co-Chief Executive Officer, which began on September 13, 2013. The amount included in the “All Other Compensation” column for 2014 reflects Dr. Miao’s stipend of $6,000 per month for his services as Interim Co-President and Co-Chief Executive Officer and severance.
(3)	Dr. Stoll assumed the role of Executive Chairman of the Board of Directors effective September 2014.The amount included in the “All Other Compensation” column for 2014 reflects Dr. Stoll’s temporary housing assistance.
(4)	Mr. Graham’s employment ended on March 9, 2015.
(5)	Represents the grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions underlying such computation are set forth in footnote 10 to the financial statements included with our Annual Report on Form 10-K as filed with the SEC for the fiscal year ended December 31, 2014.

Grants of Plan-Based Awards Table—2014. The following table sets forth grants of plan-based awards made during the fiscal year ended December 31, 2014 to the named executive officers. All equity grants were made pursuant to the 2009 Plan.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)(1)		Exercise or Base Price of Option Awards ($/Sh)(1)	Grant Date Fair Value of Option Awards ($)(2)
Jennifer K. Simpson, Ph.D.	—	—		—	—
Graham G. Miao	—	—		—	—
Roger G. Stoll, Ph.D.	9/11/2014	75,000	(3)	$2.42	$129,404
Barbra C. Keck	—	—		—	—
John Purpura	—	—		—	—
Peter J. Graham, J.D.	—	—		—	—

(1)	Option awards granted on September 11, 2014 were granted under the 2009 Plan pursuant to a stock option grant letter. The options vest in full on the first anniversary of the grant and expire September 11, 2024.
(2)	The amounts included in the “Grant Date Fair Value of Option Awards” column represent the grant date fair value for each named executive officer’s stock option award granted during the fiscal year ended December 31, 2014, computed in accordance with FASB ASC Topic 718.
(3)	Awarded in connection with Dr. Stoll’s appointment as the Executive Chairman of the Board of Directors.

Discussion of Summary Compensation Table and Grants of Plan-Based Awards Table.

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan Based Awards Table was awarded, earned or paid to our named executive officers are described above under “Executive Compensation—Compensation Discussion and Analysis.” A summary of certain material terms of our employment agreements and equity compensation arrangements with our named executive officers is set forth below.

Outstanding Equity Awards at Fiscal Year-End Table—2014.

The following table sets forth information relating to unexercised options held by the named executive officers as of December 31, 2014.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)
Jennifer K. Simpson, Ph.D.	2,500	1,250	50.72	3/23/2022		156	189
	834	1,666	34.08	3/11/2023		—	—
	—	11,624	4.80	11/14/2023		—	—

Roger G. Stoll, Ph.D.	4,687	—	$197.44	5/6/2020		—	—
	—	75,000	$2.42	9/11/2024		—	—
	—	—	—	—		9,616	11,635

Barbra C. Keck, M.B.A.	4,687	—	87.36	10/12/2019		—	—
	625	—	102.72	3/10/2021		—	—
	584	291	73.60	2/28/2022		59	71
	292	583	34.08	3/11/2023		—	—
	—	6,217	4.80	11/14/2023		—	—

John Purpura	9,375	—	68.16	11/16/2019		—	—
	1,750	—	102.72	3/10/2021		—	—
	1,667	8,333	73.60	2/28/2022		188	227
	834	1,666	34.08	3/11/2023		—	—
	—	7,101	4.80	11/14/2023		—	—

Peter J. Graham, J. D.	3,437	—	169.60	4/20/2020	(1)	—	—
	1,750	—	102.72	3/10/2021	(1)	—	—
	1,667	833	73.60	2/28/2022	(1)	188	227
	834	1,666	34.08	3/11/2023	(1)	—	—
	—	9,547	4.80	11/14/2023	(1)	—	—

(1)	In connection with the termination of Mr. Graham’s employment effective March 9, 2015, all of his options will expire June 7, 2015.

We note that the data in the table above highlights the limited number and value of outstanding total equity awards in the hands of our current executive officers. All of the outstanding stock option awards (except the grant on September 11, 2014 to Dr. Stoll) are significantly underwater and have no value, and the value of any outstanding restricted stock awards are substantially less than the executive’s current base salaries. As a result, the Company is very concerned about retention of its key executives and employees and is seeking shareholder approval of 1.1 million additional shares to add to its pool of available shares under the 2009 Stock Incentive Plan in 2015 to be able to grant equity awards on a go-forward basis.

Options Exercises and Stock Vested Table—2014.

The following table sets forth information relating to the vesting during 2014 of restricted stock awards granted to the named executive officers. No stock options were exercised by the named executive officers during 2014.

Name	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Jennifer K. Simpson, Ph.D.	156	799
Graham G. Miao	709	2,003
Roger G. Stoll, Ph.D.	2,062	5,444
Barbra C. Keck	99	517
John Purpura	312	1,628
Peter J. Graham, J.D.	312	1,628

Potential Payments upon Termination or Change of Control.

The following table shows the potential incremental value transfer to each named executive officer under various termination or change-in-control scenarios as of December 31, 2014, the last business day of 2014. Unvested, unexercised stock options and unvested restricted stock awards are valued at the closing market price of the Company’s common stock on that date. The amounts shown for Dr. Miao show only the amounts payable under the actual circumstances of his employment termination during 2014. The actual amounts to be paid out in respect of the other named executive officers can only be determined at the time of such named executive officer’s actual separation from the Company.

	Event
Named Executive Officer(1)	Retirement or Voluntary Termination Without “Good Reason”	Termination for “Cause”	Involuntary Termination (Termination Without Cause, or Termination for Good Reason)(1)	Upon a Change in Control(2)	Death or Disability Termination
Jennifer K. Simpson, Ph.D.	—	—	$629,864	$189	—
Graham G. Miao	—	—	$607,796	—	—
Roger G. Stoll, Ph.D.	—	—	—	—	—
Barbra C. Keck	—	—	$356,692	$71	—
John Purpura	—	—	$390,474	$227	—
Peter J. Graham, J.D.(3)	—	—	$529,579	$227	—

(1)	The payments made upon an Involuntary Termination include for Dr. Simpson, Dr. Miao, Mr. Graham, Ms. Keck and Mr. Purpura, 12 months’ base salary, 12 months’ COBRA subsidy and the acceleration of the employee’s bonus under the Employee Retention Program.
(2)	Upon a change in control, the vesting of all equity incentive awards is accelerated. The amount shown represents the value of restricted stock units held on December 31, 2014, based on the closing trading price of our common stock on that date.
(3)	Mr. Graham’s employment was terminated effective March 9, 2015. His Severance Agreement is described more fully above under “Discussion of Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements, Executive Security Agreements and Confidentiality and Restrictive Covenant Agreements.”

PROPOSAL 2: EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

In accordance with Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), we are providing our stockholders with the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our compensation philosophy, policies and practices described in this Proxy Statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the meeting:

“RESOLVED, that the compensation of Delcath’s named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

The total compensation of our named executive officers consists primarily of base salary, annual incentive cash bonuses and long-term equity incentive awards in the form of stock options and restricted stock awards, as well as other benefits that are available to all Delcath employees. Base salary and annual incentive cash bonuses are viewed as short-term compensation to reward our named executive officers for meeting individual and company performance objectives, while stock options and restricted stock awards are viewed as rewards for improving corporate performance over the long term and increasing stockholder value.

We also believe that stock option awards and restricted stock awards promote the retention of highly skilled and experienced executives. Again, it needs to be emphasized that currently the named executive officers do not have sufficient options and restricted shares to act as an incentive, and approval of the amendment to the 2009 Plan is therefore critical to rectifying this situation. Determinations with respect to compensation for a fiscal year are generally made in conjunction with our Board of Directors’ approval of Delcath’s annual budget for that year, which typically takes place at the end of the prior fiscal year.

The compensation philosophy and programs for our named executive officers are described in detail under the heading “Executive Compensation—Compensation Discussion and Analysis.”

VOTE REQUIRED

Advisory approval of this proposal requires a majority of the votes cast by stockholders entitled to vote on the proposal voting “FOR” approval. Abstentions and broker non-votes, if any, will be counted for the purposes of determining the presence or absence of a quorum. Abstentions will have the effect of a vote “against” the proposal. Broker non-votes will have no effect on the outcome of the proposal. A failure to vote by not returning a signed proxy will have no effect on the outcome of the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THIS “SAY-ON-PAY” RESOLUTION.

The resolution that is the subject of this Proposal 2 is advisory in nature and, therefore, is not binding on Delcath, the Compensation and Stock Option Committee or our Board of Directors. However, the views expressed by our shareholders, whether through this vote or otherwise, are important to us and our Board and the Compensation and Stock Option Committee intends to take the results of the vote on this Proposal 2 into account when considering future decisions regarding the compensation of our named executive officers.

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Grant Thornton, LLP (“Grant Thornton”) as Delcath’s independent registered public accounting firm for the fiscal year ending December 31, 2015. Although ratification by our stockholders is not required by law or by our by-laws, the Audit Committee believes that submission of its selection to stockholders is a matter of good corporate governance. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in Delcath’s best interests and in the best interests of our stockholders. If our stockholders do not ratify the selection of Grant Thornton, the Audit Committee will take that fact into consideration, together with such other factors as it deems relevant, in determining its next selection of an independent registered public accounting firm.

Following a competitive process undertaken by the Audit Committee, on March 12, 2015, the Company dismissed Ernst & Young LLP (“Ernst & Young”) as its independent registered public accounting firm. Ernst & Young served as the Company’s independent public accounting firm for the fiscal years ended December 31, 2014, December 31, 2013, December 31, 2012 and December 31, 2011. On March 13, 2015, the Company engaged Grant Thornton, LLP as its new independent registered public accounting firm for the fiscal year ending December 31, 2015.

Ernst & Young’s reports on the Company’s financial statements for the Company’s fiscal years ended December 31, 2014 and December 31, 2013 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the Company’s two most recent fiscal years ended December 31, 2014 and December 31, 2013 and the subsequent interim period preceding the dismissal of Ernst & Young, there were no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to Ernst & Young’s satisfaction, would have caused Ernst & Young to make reference to the subject matter of the disagreement(s) in connection with its report on the Company’s financial statements for such years. None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred within the Company’s two most recent fiscal years and the subsequent interim period preceding Ernst & Young’s dismissal.

During the Company’s two most recent fiscal years ended December 31, 2014 and December 31, 2013, and through the date of the engagement of Grant Thornton, the Company did not consult Grant Thornton with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, or regarding any other matters or reportable events described under Item 304(a)(2)(i) and (ii) of Regulation S-K.

Representatives of Grant Thornton are expected to be present at the Annual Meeting, and will have the opportunity to make a statement if he or she (or they) so desires and to respond to appropriate questions.

Fees Paid to Independent Registered Public Accounting Firms. The aggregate fees billed by Ernst & Young for services rendered as our independent registered public accounting firm during the fiscal years ended December 31, 2014 and 2013, respectively:

	Fiscal Year
	2014	2013
Audit Fees	$471,313	$484,028
Audit-Related Fees	—	—
Tax Fees	—	28,856

Total	$471,313	$512,884

Audit Fees. These are fees for services rendered in connection with the audit of the annual financial statements included in our annual reports on Forms 10-K; the review of the financial statements included in our Quarterly Reports on Forms 10-Q; registration statements on Form S-3 in 2013, and related prospectuses for offerings of shares of our common stock and warrants and costs of associated due diligence during 2013 and 2014; and for services that are normally provided by an independent auditor in connection with statutory and regulatory filings or engagements.

Tax Fees. The fees during 2013 are related to Ernst & Young’s foreign tax advising.

Pre-approval Policies: Audit and Non-Audit Services. The Audit Committee pre-approves all audit services and the terms of such services and permissible non-audit services provided by Delcath’s independent registered public accounting firm, prior to its engagement for the provision of such services. The Chair of the Audit Committee has been delegated the authority by the committee to pre-approve interim services by Delcath’s independent registered public accounting firm; provided the Chair reports all such pre-approvals to the entire Audit Committee at the next Committee meeting. There were no non-audit services provided to Delcath by our independent registered public accounting firm for 2014 that required review by the Audit Committee.

Delcath paid $108,332 to Grant Thornton in 2014 related to its evaluation of potential strategic options during the leadership transition period, prior to Grant Thornton being appointed our independent registered public accounting firm.

VOTE REQUIRED

The ratification of the appointment of Grant Thornton as our independent registered public accounting firm for the fiscal year ending December 31, 2015 will require approval by the majority of the votes cast by the holders of the shares of our common stock voting in person or by proxy at the Annual Meeting. Stockholders may vote either for or against or abstain from voting on the proposal to ratify the selection of Grant Thornton as our independent registered public accounting firm. Abstentions and broker non-votes, if any, will be counted for the purposes of determining the presence or absence of a quorum. Abstentions will have the effect of a vote “against” the proposal. Broker non-votes will have no effect on the outcome of the proposal. A failure to vote by not returning a signed proxy will have no effect on the outcome of the proposal. In the event that the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection of audit firms, but may decide not to change its selection. Even if the appointment is ratified, the Audit Committee may appoint a different independent registered public accounting firm at any time if it determines that such a change would be in our stockholders’ best interest.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON, LLP AS DELCATH’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR ENDING DECEMBER 31, 2015.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2014, with management and Ernst & Young, the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2014. The Audit Committee also discussed with Ernst & Young the matters required to be discussed by the Statement on Auditing Standards No. 16 as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T regarding “Communication with Audit Committees.” The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young its independence from the Company.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors,

William D. Rueckert (Chair)

Dennis H. Langer

Laura A. Philips

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and officers, and persons who are beneficial owners of more than 10% of our common stock to file with the Securities and Exchange Commission reports of holdings and changes in beneficial ownership of Delcath’s equity securities. Based on a review of copies of reports furnished to Delcath or written representations that no reports were required, we believe that all reports were timely filed in 2014 except the company failed to file the appropriate documents for William Rueckert in a timely manner for a Form 4 reporting the award of stock options that he received after his appointment as a director to Board of Directors.

PROPOSAL 4: APPROVAL OF AMENDMENT TO THE 2009 STOCK INCENTIVE PLAN

Delcath’s 2009 Stock Incentive Plan, which we refer to as the “2009 Plan,” was initially adopted in 2009 and subsequently amended in 2012 to reflect an increase in the number of shares of common stock with respect to which grants could be made in the aggregate. As a result of our reverse stock split at a ratio of 1-for-16 on April 8, 2014, the number of shares authorized under the 2009 Stock Incentive Plan was reduced from 6,500,000 shares to 406,250 shares. Effective June 10, 2015, Delcath’s Board of Directors has amended the 2009 Plan, subject to the approval of our stockholders, to increase the number of our shares of common stock with respect to which grants may be made under the 2009 Plan by 1,100,000 shares to 1,506,250 shares.

The purpose of the increase in authorized shares is to secure adequate shares to fund expected awards under the Company’s long-term incentive program, which is intended to promote the interests of Delcath through grants of awards to employees, directors and consultants in order to: (i) attract and retain employees, directors and consultants; (ii) provide an additional incentive to each award holder to work to increase the value of Delcath’s stock; and (iii) provide each award holder with a stake in the future of Delcath that strengthens the mutuality of interests between such award holder and Delcath’s stockholders. The NEOs do not have a significant equity position in the Company and the Board and Compensation Committee strongly urge shareholders to approve this proposal so the Company can continue to retain its key talent to help navigate the Company through these transitional times. Only after receiving shareholder approval can the Compensation Committee approve any equity grants to our employees.

We are seeking stockholder approval of the amendment to increase the number of shares issuable pursuant to the 2009 Plan by 1,100,000 shares to 1,506,250 shares. In determining the amount of the increase contemplated by the proposed amendment to the 2009 Plan, the Board has taken into consideration the analysis conducted by PM&P which looked to manage annual share spend, total overhang levels and competitive market grant practices in an appropriate manner. Assuming the approval of the amendment, a 1,100,000 increase in the total number of shares of common stock available for issuance under the 2009 Plan results in a total overhang position of approximately 12.5% which is below competitive market practices for pre-revenue and early-stage medical device/pharmaceutical companies. It will also allow Delcath to continue its conservative three-year average annual burn rate usage of 2.75% which is also well below ISS’ three-year average burn rate cap for similar companies in the Pharmaceutical & Biotechnology industry.

As of December 31, 2014, only 135,788 shares remained available for grant of future equity awards under the 2009 Plan.

Description of the 2009 Plan as Proposed to be Amended

Purpose. The purpose of the 2009 Plan is to enable the Company to attract and retain employees, directors, and consultants by providing them with an additional incentive to increase the value of Delcath stock and thereby strengthen the mutuality of interests between award holders and our stockholders.

Eligibility. Awards may be granted to current and prospective directors of the Company as well as current and prospective employees and consultants of the Company and its subsidiaries. As of April 21, 2015, Delcath estimates that approximately 32 individuals were eligible to participate in the 2009 Plan, including three executive officers and six non-employee directors. Since the selection of participants and their awards are to be determined by the Compensation and Stock Option Committee of the Board in the future in their sole discretion, such individuals and the amount and types of their awards are not presently determinable.

Administration. The plan will be administered by the Compensation and Stock Option Committee of the Board, consisting of non-employee directors (the “Committee”), except that the full Board will administer the plan as it relates to awards to non-employee directors. (References to the Committee in this description include the Board with respect to non-employee director awards.) The Committee will have the authority to establish rules and guidelines for the administration of the plan; select the individuals to whom awards are granted; determine the types of awards to be granted and the number of shares or amount of cash covered by such awards; set the terms and conditions of such awards; amend awards; interpret the plan and award documents; and make all determinations necessary for the administration of the plan. The Committee may delegate to a committee of two or more officers the authority to grant awards other than to executive officers and directors.

Shares Available for Awards. The number of shares that may be issued under the 2009 Plan is 1,506,250 shares. In addition, any shares previously authorized for grant under the Company’s 2004 Stock Incentive Plan that remained available for grant on the effective date of the 2009 Plan or subsequently become available as a result of forfeitures will be rolled over in the 2009 Plan. If any shares covered by an award under the 2009 Plan are forfeited or an award is settled in cash or otherwise terminated without delivery of shares, then the shares covered by that award will again be available for future awards under the plan. Shares withheld from awards for the payment of tax withholding obligations, shares surrendered to pay the exercise price of stock options, and shares that were not issued as a result of the net exercise or net settlement of stock options or stock appreciation rights (“SARs”) will also become available for future awards under the plan. No individual may be granted any combination of stock options, SARs, restricted stock, restricted stock units (“RSUs”), or other stock-based awards with respect to more than 500,000 shares in any fiscal year. The plan limits do not apply to any shares that may be issued under awards assumed by the Company in a corporate acquisition or to dividend equivalents that may be awarded as part of other awards and paid in stock. Under the 2009 Plan as proposed to be amended, and assuming no new grants or settlements or exercises of awards before this proposal becomes effective, 1,235,788 additional shares could be the subject of new awards and 281,735 shares would remain to be issued in settlement or exercise of outstanding awards. The number and kind of shares provided for under the 2009 Plan is subject to adjustment, as discussed below.

Stock Options and Stock Appreciation Rights. The Committee may award stock options (which may be nonqualified options or incentive stock options) or stock appreciation rights, each with a maximum term of ten years. Each stock option or SAR must have an exercise price not less than the fair market value of the Company’s stock on the date of grant. Unless approved by the stockholders, the Committee shall have no power to amend the terms of outstanding stock options or SARs to reduce the option price or base price of such awards or to cancel outstanding stock options or SARs and grant substitute stock options or SARs with a lower option price or base price than the cancelled awards. The Committee will establish the vesting schedule for the award as well as the method of payment of the option exercise price, which may include cash, shares, broker-assisted cashless exercise, and net exercise. No more than 2,000,000 shares may be issued with respect to incentive stock options.

Restricted Stock and Restricted Stock Units. The Committee may award restricted stock and RSUs and establish the conditions on which they vest, which may include continued employment and/or satisfaction of performance objectives. The Committee may provide for payment of an RSU award upon vesting or at a later date. The Committee may determine whether unvested awards entitle the holder to receive dividends or dividend equivalents, and if so, the terms on which such amounts will be paid.

Other Stock-Based Awards. The Committee may grant other stock-based awards that are denominated or payable in shares or valued in whole or in part by reference to shares, under such terms and conditions as the Committee may determine, including a grant of fully vested shares.

Cash Awards. The Committee may grant cash awards that entitle the award holder to receive cash upon the satisfaction of performance objectives and other terms and conditions set forth in the award. The performance objectives and amount of the award may be stated as a range of amounts payable upon attainment of specified levels of satisfaction of the performance objectives, and may relate to performance periods of one year or multiple years. The Committee may provide for payment of the award at the end of the performance period or at a later date, and may provide for dividend equivalents or other earnings to be credited on deferred amounts. The maximum cash award that may be paid to any individual in any fiscal year (measured at the end of the performance period ending in the fiscal year, and without regard to increase in value of the award during any deferral period) is $500,000.

Performance Awards. The Committee may designate any restricted stock, RSU, other stock-based awards, or cash awards under the 2009 Plan as performance awards which are intended to qualify as “performance-based compensation” under Section 162(m) of the Code. The grant or vesting of such performance awards will require the achievement of performance goals during performance periods, as specified by the Committee in accordance with Section 162(m). Performance awards may be based on any one or more of the following performance measures, which may be applied to the Company as a whole or to a subsidiary, business unit, business segment or business line:

(1)	Net earnings or net income (before or after taxes);

(2)	Earnings per share;

(3)	Net sales or revenue growth;

(4)	Gross revenues (and/or gross revenue growth) and/or mix of revenues among the Company’s business activities;

(5)	Net operating profit (or reduction in operating loss);

(6)	Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);

(7)	Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);

(8)	Earnings before or after taxes, interest, depreciation, amortization, and/or other non-cash items;

(9)	Gross or operating margins;

(10)	Productivity ratios (and/or such ratios as compared to various stock market indices);

(11)	Stock price (including, but not limited to, growth measures and total shareholder return);

(12)	Stock price and market capitalization ratios (including, but not limited to, price-to-earnings ratio and enterprise multiple);

(13)	Expense targets (including, but not limited to, expenses-to-sales ratios);

(14)	Margins;

(15)	Operating efficiency;

(16)	Market share;

(17)	Customer satisfaction;

(18)	Employee satisfaction or retention;

(19)	Development and implementation of employee or executive development programs (including, but not limited to, succession programs);

(20)	Working capital targets;

(21)	Economic value added;

(22)	Market value added;

(23)	Debt to equity ratio;

(24)	Strategic business goals relating to acquisitions, divestitures and joint ventures;

(25)	Attaining specified clinical, trial site initiation or patient enrollment targets;

(26)	Filing of the company’s PMA application to the Food and Drug Administration;

(27)	Obtaining regulatory approvals, including of the Company’s PHP System in the United States or other countries;

(28)	Sale of the Company;

(29)	Consummating a specified equity based capital offering;

(30)	Reaching specified technology development objectives; and

(31)	Reaching specified employment time-points governed by an employment agreement.

Each goal may be expressed as an absolute measure, as a measure of improvement relative to prior performance, or as a measure of comparable performance relative to a peer group of companies or published or special index.

Change in Control. The Committee may provide that awards will become fully or partially vested upon a change in control and may provide that awards will be paid as soon afterwards as permitted under the tax laws. A change in control is deemed to occur in very general terms upon (1) the acquisition of 50% or more of the Company’s voting securities, (2) the failure of the current directors (and any directors approved by them) to constitute a majority of the Company’s Board, (3) a merger in which the Company’s stockholders before the transaction fail to own at least a majority of the voting power of the surviving corporation or the Company’s directors fail to constitute at least a majority of the board of the surviving corporation, (4) the sale of substantially all of the Company’s assets, and (5) stockholder approval of the liquidation of the Company.

Adjustments. In the event of certain corporate transactions or events affecting the number or type of outstanding common shares of the Company, including, for example, a recapitalization, stock split, reverse stock split, reorganization, merger, spin-off or distribution of assets, if the Committee determines that certain adjustments are required in order to prevent dilution or enlargement of benefits intended to be made available under the 2009 Plan, the Committee is required to make such adjustments. These adjustments include changing the number and class of shares available under the 2009 Plan; and changing the number and class of shares subject to outstanding awards and the price of shares subject to outstanding awards.

Amendment and Termination. The Board may amend the plan from time to time. The Board will seek stockholder approval of material amendments to the plan as may be required by law, regulation or stock exchange rules. The Committee may waive conditions or amend the terms of outstanding awards, subject to certain limitations. No award may be granted under the Plan after the tenth anniversary of stockholder approval of the 2009 Plan unless the 2009 Plan has been re-approved by the Company’s stockholders prior to such date. No performance award may be granted after the Company’s annual meeting held in 2020 unless the performance objectives and other Plan provisions that require approval under Section 162(m) of the Code have been re-approved by the Company’s stockholders prior to such date.

Federal Income Tax Consequences

The following is a summary of certain federal income tax consequences of certain types of awards that may be made under the 2009 Plan.

Stock options. No income is recognized by the award holder at the time of grant of a non-qualified stock option. Upon exercise of the option, the holder recognizes ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price. At disposition of the shares, any appreciation after the date of exercise is treated as capital gain. An employee generally will not recognize income upon the grant of an ISO or upon its exercise while an employee (or within specified times thereafter). However the “spread” between the fair market value of the shares at the time of exercise and the exercise price may be subject to the alternative minimum tax. If the shares received upon exercise are held for the applicable holding period, the optionee will recognize capital gain or loss when he/she disposes of the shares. Such gain or loss will be measured by the difference between the exercise price and the amount received for the shares at the time of disposition. If the shares acquired upon exercise of an ISO are disposed of before the end of the applicable holding period, the optionee will recognize ordinary income in an amount generally equal to the lesser of (i) the excess of the value of the shares on the option exercise date over the exercise price or (ii) the excess of the amount received upon disposition of the shares over the exercise price. Any excess of the amount received upon disposition of the shares over the value of the shares on the exercise date will be taxed to the optionee as capital gain.

Other awards. A recipient of SARs will generally recognize ordinary income at the time of exercise of the SAR in an amount equal to the fair market value of any shares received plus the amount of cash received. A recipient of restricted stock generally will recognize ordinary income at the time the award is no longer subject to a substantial risk of forfeiture, in an amount equal to the fair market value of the stock at such time (less any amount paid for the stock). A recipient of RSUs generally will recognize ordinary income equal to the amount of cash or the fair market value (on the delivery date) of the stock delivered in settlement of the award. A recipient of fully vested stock generally will recognize ordinary income on the date of delivery of the stock in an amount equal to the fair market value of the stock on such date. A recipient of a cash performance award or other cash payment generally will recognize ordinary income on the date of payment. RSUs and certain other awards will be subject to the requirements applicable to nonqualified deferred compensation under Code Section 409A (the failure to comply with which would subject the recipient to an additional 20% tax and interest).

Company Deductions. As a general rule, the Company or one of its subsidiaries will be entitled to a deduction for federal income tax purposes at the same time and in the same amount that an award holder recognizes ordinary income from awards under the 2009 Plan, to the extent such income is considered reasonable compensation under the Internal Revenue Code. The Company will not, however, be entitled to a deduction with respect to payments that are contingent upon a change in control if such payments are deemed to constitute “excess parachute payments” under Section 280G of the Code and do not qualify as reasonable compensation pursuant to that Section; such payments will subject the recipients to a 20% excise tax. In addition, the Company will not be entitled to a deduction to the extent compensation in excess of $1 million is paid to each of certain executive officers, unless the compensation qualifies as “performance based” under Section 162(m) of the Code. The Company intends that options and SARs granted under the 2009 Plan will qualify as performance-based under Section 162(m). Other awards under the 2009 Plan may, but need not, qualify depending on the terms of the particular award.

Miscellaneous

The last sales price of the Company’s stock on March 31, 2015 was $0.96 as reported on NASDAQ.

VOTE REQUIRED

The affirmative vote of the holders of a majority of the outstanding shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to approve the amendment to the 2009 Stock Incentive Plan. Abstentions and broker non-votes, if any, will be counted for the purposes of determining the presence or absence of a quorum. Abstentions will have the effect of a vote “against” the proposal. Broker non-votes will have no effect on the outcome of the proposal. A failure to vote by not returning a signed proxy will have no effect on the outcome of the proposal.

THE BOARD OF DIRECTORS, WHICH UNANIMOUSLY APPROVED THE ADOPTION OF THE AMENDMENT TO THE 2009 STOCK INCENTIVE PLAN, RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

EQUITY COMPENSATION PLAN INFORMATION

The following table shows shares of Delcath common stock authorized for issuance under Delcath’s equity compensation plans as of December 31, 2014:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders	281,735	$23.63	135,788
Equity compensation plans not approved by stockholders	—	—	—
Total	281,735	$23.63	135,788

(1)	Includes 281,735 shares subject to outstanding stock options granted under the Company’s 2009 Stock Incentive Plan.
(2)	These shares are available for issuance under the Company’s 2009 Stock Incentive Plan. This plan, as approved by stockholders, provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, and other stock-based awards.

STOCKHOLDER PROPOSALS FOR THE 2016 ANNUAL MEETING

In order for a stockholder proposal to be eligible for inclusion in our proxy statement for the 2016 annual meeting of stockholders, the proposal must be received by the Corporate Secretary not later than 120 days before the anniversary of the date this Proxy Statement was first released to our stockholders, and must otherwise comply with the requirements of Rule 14a-8(e) of the Securities Exchange Act of 1934. In addition, in order for a stockholder to present a proposal or other matter or to nominate a person for election as a director at the 2016 annual meeting of stockholders, the stockholder must give Delcath written notice of the proposal or other matter to be presented at the meeting no later than 120 days before the anniversary of the date this Proxy Statement was first released to our stockholders, and must otherwise comply with our amended and restated certificate of incorporation. If the date set for the 2016 annual meeting is more than 30 calendar days before or after June 10, 2016, such notice must instead be received no later than 60 calendar days before the date set for such meeting. Proposals or notices of intent to present a proposal should be addressed to the Corporate Secretary, Delcath Systems, Inc., 1301 Avenue of the Americas, 43FL New York, New York 10019, and should be sent by overnight delivery or certified mail, return receipt requested. If a stockholder fails to provide timely notice of a proposal to be presented at the 2016 annual meeting, the proxies designated by the Board will have discretionary authority to vote on the proposals.

ANNUAL REPORT

A copy of Delcath’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (without exhibits) is being distributed with this Proxy Statement. The Annual Report on Form 10-K is available to the public at www.delcath.com and also available, without charge, by writing or telephoning Interim President and Chief Executive Officer, Delcath Systems, Inc, 1301 Avenue of the Americas, 43FL, New York, New York 10019, (212) 489-2100.

/s/ Roger G. Stoll
New York, New York	Roger G. Stoll, Ph.D.
April 29, 2015	Executive Chairman of the Board of Directors

/s/ Jennifer K. Simpson
Jennifer K. Simpson, Ph.D.
Interim Co-President and Co-Chief Executive Officer

ANNEX A

DELCATH SYSTEMS, INC.

2009 STOCK INCENTIVE PLAN

(As amended and restated effective as of June 10, 2015)

SECTION 1 Purpose

The purpose of this Delcath Systems, Inc. 2009 Stock Incentive Plan is to promote the interests of Delcath Systems, Inc. (the “Company”) and its Subsidiaries through grants of awards to employees, directors and consultants in order to (i) attract and retain employees, directors and consultants, (ii) provide an additional incentive to each award holder to work to increase the value of Delcath stock, and (iii) provide each award holder with a stake in the future of Delcath that strengthens the mutuality of interests between such award holder and Delcath’s shareholders. The Plan was originally effective as of June 9, 2009, and has been amended and restated effective as of June 10, 2015, subject to stockholder approval of this amended and restated Plan.

SECTION 2 Types of Awards

Awards under the Plan may be in the form of Stock Options, Stock Appreciation Rights (SARs), Restricted Stock, Restricted Stock Units (RSUs), Other Stock-Based Awards, and Cash Awards.

Awards may be free-standing or granted in tandem. If two awards are granted in tandem, the award holder may exercise (or otherwise receive the benefit of) one award only to the extent he or she relinquishes the tandem award.

SECTION 3 Definitions

“Beneficiary” means an award holder’s designated beneficiary or estate, as determined under Section 15.

“Board” means the Board of Directors of Delcath.

“Cash Award” means an award granted under Section 12 of the Plan.

“Delcath” or the “Company” means Delcath Systems, Inc., a Delaware corporation, and any successor to such corporation.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means (i) with respect to awards to Non-Employee Directors, the entire Board; and (ii) with respect to all other awards, a committee of the Board designated by the Board to administer this Plan and which shall consist of at least two members of the Board, or if no such committee is appointed, the entire Board.

“Consultant” means any individual, other than an Employee or Non-Employee Director, who is engaged by Delcath or a Subsidiary to render services, other than a person whose services are rendered in connection with capital-raising or promoting or maintaining a market for Delcath securities.

“Employee” means an employee of Delcath or of any Subsidiary.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Fair Market Value” of the Stock means (i) if the Stock is readily tradable on an established securities market (within the meaning of Section 409A of the Code), the closing price for a share of Stock on such exchange or market as is determined by the Committee to be the primary market for the Stock on the date in question, or if the date in question is not a trading day on such market, the closing price on such exchange or market for the trading day immediately preceding the day in question, and (ii) otherwise, such other price as the Board determines is appropriate after taking into account the requirements of Section 409A of the Code.

“Incentive Stock Option” or “ISO” means a Stock Option granted under the Plan that both is designated as an ISO and qualifies as an incentive stock option within the meaning of Section 422 of the Code.

“Non-Employee Director” means a member of the Board who is not an Employee.

“Non-Qualified Option” or “NQSO” means a Stock Option granted under the Plan which either is designated as NQSO or does not qualify as an incentive stock option within the meaning of Section 422 of the Code.

“Other Stock Based Award” means an award described in Section 11 of the Plan.

“Plan” means this Delcath Systems, Inc. 2009 Stock Incentive Plan, as amended from time to time.

“Performance Award” means an award granted under Section 9, 10, 11, or 12 of the Plan that meets the requirements of Section 13 of the Plan and is intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

“Performance Objectives” means objective measures of performance for earning an award, which in the case of Performance Awards, shall be based on one or more of the criteria specified in Section 13.2.

“Restricted Stock” means an award described in Section 9 of the Plan.

“Restricted Stock Unit” or “RSU” means an award described in Section 10 of the Plan.

“Stock” means common stock of Delcath, par value one cent ($.01).

“Stock Appreciation Right” or “SAR” means an award described in Section 8 of the Plan.

“Stock Option” means an Incentive Stock Option or a Non-Qualified Stock Option.

“Subsidiary” means any corporation, partnership, joint venture, or other entity in which Delcath owns, directly or indirectly, 50% or more of the ownership interests.

SECTION 4 Administration

4.1 The Plan shall be administered by the Committee.

The Committee shall have the following authority and discretion with respect to awards under the Plan: to grant awards (subject to any limitations contained in the Plan); to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall deem advisable; to interpret the terms and provisions of the Plan and any award granted under the Plan; to make all factual and other determinations necessary or advisable for the administration of the Plan; and to otherwise supervise the administration of the Plan. In particular, and without limiting its authority and powers, the Committee shall have the authority:

(1)	to determine whether and to what extent any award or combination of awards will be granted hereunder and whether they will be Performance Awards;

(2)	to select the Employees, Non-Employee Directors, and Consultants to whom awards will be granted;

(3)	to determine the number of shares of Stock to be covered by each award granted hereunder subject to the limitations contained herein;

(4)	to determine the terms and conditions of any award granted hereunder, including, but not limited to, any vesting or other restrictions based on such Performance Objectives, continued employment, and such other factors as the Committee may establish, and to determine whether the Performance Objectives and other terms and conditions of the award have been satisfied;

(5)	to determine the treatment of awards upon an award holder’s retirement, disability, death, termination for cause or other termination of employment or service;

(6)	to determine whether amounts equal to the amount of any dividends declared with respect to the number of shares covered by an award (i) will be paid to the award holder currently, or (ii) will be deferred and deemed to be reinvested or otherwise credited to the award holder and paid at the date specified in the award, or (iii) that the award holder has no rights with respect to such dividends (in each case, subject to any restrictions imposed by Section 409A of the Code);

(7)	to amend the terms of any award, prospectively or retroactively; provided however that (i) no amendment shall impair the rights of the award holder with respect to an outstanding award without his or her written consent; (ii) unless approved by the stockholders, the Committee shall have no power to amend the terms of outstanding Stock Options or SARs to reduce the option price or base price of such awards or to cancel or surrender outstanding Stock Options or SARs and grant substitute cash or other awards or Stock Options or SARs with a lower option price or base price than the cancelled awards; and (iii) the Committee shall consider the provisions of Section 409A of the Code prior to amending any award;

(8)	to correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any award in the manner and to the extent it shall deem desirable to carry out the purpose of the Plan;

(9)	to determine whether, to what extent, and under what circumstances Stock and other amounts payable with respect to an award will be deferred either automatically or at the election of an award holder, including providing for and determining the amount (if any) of deemed earnings on any deferred amount during any deferral period (in each case, subject to any restrictions imposed by Section 409A of the Code);

(10)	to determine, pursuant to a formula or otherwise, the Fair Market Value of the Stock on a given date;

(11)	subject to any restrictions imposed by Section 409A of the Code, to provide that the shares of Stock received as a result of an award shall be subject to a right of repurchase by the Company and/or a right of first refusal, in each case subject to such terms and conditions as the Committee may specify;

(12)	to adopt one or more sub-plans, consistent with the Plan, containing such provisions as may be necessary or desirable to enable awards under the Plan to comply with the laws of other jurisdictions and/or qualify for preferred tax treatment under such laws;

(13)	to the extent permitted by law, to delegate to a committee of two or more officers of the Company the authority to grant awards to Employees who are not officers or directors of the Company for purposes of Section 16 of the Securities Exchange Act of 1934; provided, however, that any such delegation shall be set forth in a resolution of the Committee that specifies the total number of shares as to which awards may be granted under such delegation and any other limitations as may be imposed by the Committee; and

(14)	to delegate such administrative duties as it may deem advisable to one or more of its members or to one or more employees or agents of the Company.

4.2 All determinations and interpretations made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and award holders.

4.3 The Committee may act by a majority of its members at a meeting (present in person or by conference telephone), by unanimous written consent or by any other method of director action then permitted under the General Corporation Law of the State of Delaware.

SECTION 5 Stock Subject to Plan

5.1 Subject to any adjustments made in accordance with Section 5.4, the total number of shares of Stock that may be issued under the Plan shall not exceed the sum of the following: (1) 1,100,000, plus (2) the number of Shares subject to outstanding awards under the Plan as of June 10, 2015, plus (3) the number of Shares remaining available for issuance under the Plan but not subject to previously exercised, vested or paid awards as of June 10, 2015; provided that in no event shall the maximum aggregate numbers of shares that may be issued or transferred under the Plan exceed 1,506,250. No more than 1,506,250 shares may be granted with respect to Incentive Stock Options (subject to adjustment as provided in Section 5.4). Shares issued under the Plan may consist of authorized but unissued shares or shares which have been issued and reacquired by the Company. The payment of any award in cash shall not count against this share limit, regardless of the original intent, structure or nature of such award.

In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company or a Subsidiary of property or stock of an entity, the Company may assume awards granted by such entity or grant Stock Options or other awards in substitution for awards granted by such entity or an affiliate thereof, and such assumed or substituted awards shall not count against the share limit under this Plan.

5.2 Subject to the terms of Section 5.1, to the extent a Stock Option or Stock Appreciation Right terminates without shares having been issued, or an award terminates without the holder having received shares in payment of the award, or shares awarded are forfeited (in each case including terminations and forfeitures of outstanding awards granted under the 2004 Plan), the shares subject to such award shall again be available for distribution in connection with future awards under this Plan. Shares of Stock equal in number to the shares surrendered in payment of the option price, and shares of Stock that are withheld in order to satisfy federal, state or local tax withholding obligations with respect to any award, shall not count against the above limit, and shall again be available for grants under the Plan. With respect to the issuance of SARs that may be settled in shares of Stock, the total number of shares of Stock as to which the SAR is granted shall be counted against the Plan’s share limit.

5.3 No individual shall be granted Stock Options, SARs, Restricted Stock, RSUs, or Other Stock-Based Awards, or any combination thereof with respect to more than 500,000 shares of Stock in any fiscal year (subject to adjustment as provided in Section 5.4). The maximum Cash Award that may be paid to any individual in any fiscal year (measured at the end of the performance period or periods ending in the fiscal year, and without regard to increase in value of the award during any deferral period) is $500,000.

5.4 In the event of a change in the outstanding stock of the Company (including but not limited to changes in either the number of shares or the value of shares) by reason of any stock split, reverse stock split, dividend or other distribution (whether in the form of shares, other securities or other property, but not including regular cash dividends), extraordinary cash dividend, recapitalization, merger in which the stockholders of the Company immediately prior to the merger continue to own a majority of the voting securities of the successor entity immediately after the merger, consolidation, split-up, spin-off, reorganization, combination, repurchase or exchange of shares or other securities, or other similar corporate transaction or event, if the Committee shall determine in its sole discretion that, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, such transaction or event equitably requires an adjustment in the aggregate number and/or class of shares of Stock available under the Plan (including for this purpose the number of shares of Stock available for issuance under the Plan) or in the number, class and/or price of shares of Stock subject to outstanding Stock Options and/or outstanding awards), such adjustment shall be made by the Committee and shall be conclusive and binding for all purposes under the Plan. A participant holding an outstanding award has a legal right to an adjustment that preserves without enlarging the value of such award, with the terms and manner of such adjustment to be determined by the Committee.

In addition, upon the dissolution or liquidation of the Company or upon any reorganization, merger, or consolidation as a result of which the Company is not the surviving corporation (or survives as a wholly-owned subsidiary of another corporation), or upon a sale of substantially all the assets of the Company, the Board or the Committee may take such action as it in its discretion deems appropriate, subject to any limitations imposed by

Section 409A of the Code, to (i) accelerate the time when awards vest and/or may be exercised and/or may be paid, (ii) cash out outstanding Stock Options and/or other awards at or immediately prior to the date of such event, (iii) provide for the assumption of outstanding Stock Options or other awards by surviving, successor or transferee corporations or entities, (iv) provide that in lieu of shares of Stock, the award recipient shall be entitled to receive the consideration he or she would have received in such transaction in exchange for such shares of Stock (or the fair market value thereof in cash), and/or (v) provide that Stock Options and SARs shall be exercisable for a period of at least 10 business days from the date of receipt of a notice from the Company of such proposed event, following the expiration of which period any unexercised Stock Options or SARs shall terminate.

No fractional shares shall be issued or delivered under the Plan. The Board or the Committee shall determine whether the value of fractional shares shall be paid in cash or other property, or whether such fractional shares and any rights thereto shall be cancelled without payment.

The Board’s or Committee’s determination as to which adjustments shall be made under this Section 5.4 and the extent thereof shall be final, binding and conclusive.

SECTION 6 Eligibility

Employees, Non-Employee Directors, and Consultants are eligible to be granted awards under the Plan. In addition, awards may be granted to prospective Employees, Non-Employee Directors, or Consultants but such awards shall not become effective until the recipient’s commencement of employment or service with the Company or Subsidiary. Incentive Stock Options may be granted only to employees and prospective employees of the Company or of any parent corporation or subsidiary of the Company (as those terms are defined in Section 424 of the Code). The participants under the Plan shall be selected from time to time by the Committee, in its sole discretion, from among those eligible.

SECTION 7 Stock Options

7.1 The Stock Options awarded under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. To the extent that any Stock Option is either designated as a Non-Qualified Stock Option or does not qualify as an Incentive Stock Option, it shall constitute a Non-Qualified Stock Option.

7.2 Subject to the following provisions, Stock Options awarded under the Plan shall be in such form and shall have such terms and conditions as the Committee may determine:

(1)	Option Price. The option price per share of Stock purchasable under a Stock Option shall be determined by the Committee, but shall not be less than the Fair Market Value of the Stock on the date of grant of the Stock Option. The date of grant of any Stock Option shall be the date of Committee approval of the Stock Option or a prospective date specified by the Committee, and for prospective Employees shall be no earlier than the first day of employment.

(2)	Option Term. The term of each Stock Option shall be fixed by the Committee, but shall not exceed ten years.

(3)	Exercisability. Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee. The Committee may waive such exercise provisions or accelerate the exercisability of the Stock Option at any time in whole or in part.

(4)

Method of Exercise. Stock Options may be exercised in whole or in part at any time during the option period by giving notice of exercise, in such manner as may be determined by the Company (which may be written or electronic), specifying the number of whole shares to be purchased, accompanied by payment of the aggregate option price for such shares. Payment of the option price shall be made in such manner as the Committee may provide in the award, which may include (i) cash (including cash equivalents), (ii) delivery (either by actual delivery of the shares or by providing an affidavit attesting to ownership of the shares) of shares of Stock already owned by the optionee, (iii) broker-assisted “cashless exercise” in which the optionee delivers a notice of exercise together with irrevocable instructions to a broker acceptable to the Company to sell shares of Stock (or a sufficient portion of such shares) acquired upon exercise of the Stock Option and remit to the Company a sufficient portion of the sale proceeds to pay the total option price and any withholding tax obligation resulting from such exercise, (iv) application of shares subject to the Stock Option to satisfy the option price, (v) any other manner permitted by law, or (vi) any combination of the foregoing. Any shares used to pay the option price shall be valued at their Fair Market Value on the date of exercise.

(5)	No Stockholder Rights. An optionee shall have neither rights to dividends or other rights of a stockholder with respect to shares subject to a Stock Option until the optionee has duly exercised the Stock Option and a certificate for such shares has been duly issued (or the optionee has otherwise been duly recorded as the owner of the shares on the books of the Company).

(6)	Surrender Rights. The Committee may provide that options may be surrendered for cash upon any terms and conditions set by the Committee.

(7)	Non-transferability. Unless otherwise provided by the Committee, (i) Stock Options shall not be transferable by the optionee other than by will or by the laws of descent and distribution, and (ii) during the optionee’s lifetime, all Stock Options shall be exercisable only by the optionee or by his or her guardian or legal representative. The Committee, in its sole discretion, may permit Stock Options to be transferred to such transferees and on such terms and conditions as may be determined by the Committee.

(8)	Termination of Employment. Following the termination of an optionee’s employment or service with the Company or a Subsidiary, the Stock Option shall be exercisable to the extent determined by the Committee. The Committee may provide different post-termination exercise provisions with respect to termination of employment or service for different reasons. The Committee may provide at the time of grant that, notwithstanding the option term fixed pursuant to Section 7.2(2), a Stock Option that is outstanding on the date of an optionee’s death shall remain outstanding for an additional period after the date of such death. The Committee shall have absolute discretion to determine the date and circumstances of any termination of employment or service.

7.3 Notwithstanding the provisions of Section 7.2, Incentive Stock Options shall be subject to the following additional restrictions:

(1)	No Incentive Stock Option shall have an option price that is less than 100% of the fair market value (as determined for purposes of Section 422 of the Code) of the Stock on the date of grant of the Incentive Stock Option. The date of grant of any Incentive Stock Option shall be the date of Committee approval of the Incentive Stock Option or a prospective date specified by the Committee, and for prospective employees shall be no earlier than the first day of employment.

(2)	No Incentive Stock Option shall be exercisable more than ten years after the date such Incentive Stock Option is granted.

(3)	No Incentive Stock Option shall be awarded more than ten years after April 8, 2009, the date of Board approval of the Plan.

(4)	No Incentive Stock Option granted to an employee who owns more than 10% of the total combined voting power of all classes of stock of the Company or any of its parent or subsidiary corporations, as defined in Section 424 of the Code, shall (A) have an option price which is less than 110% of the fair market value of the Stock on the date of grant of the Incentive Stock Option or (B) be exercisable more than five years after the date such Incentive Stock Option is granted.

(5)	The aggregate fair market value (determined as of the time the Incentive Stock Option is granted) of the shares with respect to which Incentive Stock Options (granted under the Plan and any other plans of the Company, its parent corporation or subsidiary corporations, as defined in Section 424 of the Code) are exercisable for the first time by an optionee in any calendar year shall not exceed $100,000.

(6)	An optionee’s right to exercise an Incentive Stock Option shall be subject to the optionee’s agreement to notify the Company of any “disqualifying disposition” (for purposes of Section 422 of the Code) of the shares acquired upon such exercise, subject to Section 4.1.

(7)	Incentive Stock Options shall not be transferable by the optionee, other than by will or by the laws of descent and distribution, subject to such additional limitations as may be imposed by the Committee. During the optionee’s lifetime, all Incentive Stock Options shall be exercisable only by such optionee.

The Committee may, with the consent of the optionee, amend an Incentive Stock Option in a manner that would cause loss of Incentive Stock Option status, provided the Stock Option as so amended satisfies the requirements of Section 7.2.

7.4 In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company or a Subsidiary of property or stock of an entity, the Committee may grant Stock Options in substitution for any options or other stock awards or stock-based awards granted by such entity or an affiliate thereof. Such substitute Stock Options may be granted on such terms as the Committee deems appropriate to prevent dilution or enlargement of the benefits under the prior award, notwithstanding any limitations on Stock Options contained in other provisions of this Section 7, but after considering the provisions of Section 409A of the Code.

SECTION 8 Stock Appreciation Rights (SARs)

A Stock Appreciation Right shall entitle the holder thereof to receive, for each share as to which the award is granted, payment of an amount, in cash, shares of Stock, or a combination thereof as determined by the Committee, equal in value to the excess of the Fair Market Value of a share of Stock on the date of exercise over an amount (the base price) specified by the Committee. Any such award shall be in such form and shall have such terms and conditions as the Committee may determine; provided, however, that no SAR shall have a base price below the Fair Market Value of the Stock on the date of grant or a term longer than ten years. The award shall specify the number of shares of Stock as to which the SAR is granted.

SECTION 9 Restricted Stock

Subject to the following provisions, all awards of Restricted Stock shall be in such form and shall have such terms and conditions as the Committee may determine:

(1)	The Restricted Stock award shall specify the number of shares of Restricted Stock to be awarded, the price, if any, to be paid by the recipient of the Restricted Stock and the date or dates on which, or the conditions upon the satisfaction of which, the Restricted Stock will vest. The grant and/or the vesting of Restricted Stock may be conditioned upon the completion of a specified period of service with the Company and/or its Subsidiaries, upon the attainment of specified Performance Objectives, and/or upon such other criteria as the Committee may determine.

(2)	Stock certificates representing the Restricted Stock awarded shall be registered in the award holder’s name (or the holder shall be recorded as the owner of the shares on the books of the Company), but the Committee may direct that such certificates be held by the Company or its designee on behalf of the award holder (or that transfer restrictions be placed on the shares). Except as may be permitted by the Committee, no share of Restricted Stock may be sold, transferred, assigned, pledged or otherwise encumbered by the award holder until such share has vested in accordance with the terms of the Restricted Stock award. At the time Restricted Stock vests, a certificate for such vested shares shall be delivered to the award holder (or his or her Beneficiary in the event of death), (or the award holder (or his or her Beneficiary in the event of death) shall be duly recorded as the owner of the shares on the books of the Company), in each case free of all restrictions.

(3)	The Committee may provide that the award holder shall have the right to vote and/or receive dividends on Restricted Stock. Unless the Committee provides otherwise, Stock received as a dividend on, or in connection with a stock split of, Restricted Stock (or pursuant to adjustment under Section 5.4) shall be subject to the same restrictions as the Restricted Stock.

(4)	Except as may be provided by the Committee, in the event of an award holder’s termination of employment or service before all of his or her Restricted Stock has vested, or in the event any conditions to the vesting of Restricted Stock have not been satisfied prior to any deadline for the satisfaction of such conditions set forth in the award, the shares of Restricted Stock which have not vested shall be forfeited, and the Committee may provide that (i) any purchase price paid by the award holder shall be returned to the award holder or (ii) a cash payment equal to the Restricted Stock’s Fair Market Value on the date of forfeiture, if lower, shall be paid to the award holder.

(5)	The Committee may waive, in whole or in part, any or all of the conditions to receipt of, or restrictions with respect to, any or all of the award holder’s Restricted Stock (except that the Committee may not waive conditions or restrictions with respect to Performance Awards if such waiver would cause the award to fail to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code).

SECTION 10 Restricted Stock Units (RSUs)

Subject to the following provisions, all awards of Restricted Stock Units shall be in such form and shall have such terms and conditions as the Committee may determine:

(1)	The Restricted Stock Unit award shall specify the number of RSUs to be awarded and the duration of the period (the “Deferral Period”) during which, and the conditions under which, receipt of the Stock will be deferred. The Committee may condition the grant or vesting of Restricted Stock Units, or receipt of Stock or cash at the end of the Deferral Period, upon the completion of a specified period of service with the Company and/or its Subsidiaries, upon the attainment of specified Performance Objectives, and/or upon such other criteria as the Committee may determine.

(2)	Except as may be provided by the Committee, RSU awards may not be sold, assigned, transferred, pledged or otherwise encumbered during the Deferral Period.

(3)	At the expiration of the Deferral Period, the award holder (or his or her Beneficiary in the event of death) shall receive (i) certificates for the number of shares of Stock equal to the number of shares covered by the RSU award (or the shares shall be duly recorded as owned by such holder on the books of the Company), (ii) cash equal to the Fair Market Value of such Stock, or (iii) a combination of shares and cash, as the Committee may determine.

(4)	Except as may be provided by the Committee, in the event of an award holder’s termination of employment or service before the RSU has vested, his or her RSU award shall be forfeited.

(5)	The Committee may waive, in whole or in part, any or all of the conditions to receipt of, or restrictions with respect to, Stock or cash under a Restricted Stock Unit award (except that the Committee may not waive conditions or restrictions with respect to Performance Awards if such waiver would cause the award to fail to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code). In addition, the Committee shall not accelerate the payment of an RSU if such acceleration would violate Section 409A of the Code.

SECTION 11 Other Stock-Based Awards

The Committee may grant Other Stock-Based Awards, which shall consist of any right that is not an award described in Sections 7, 8, 9 or 10 hereof and that is denominated or payable in Stock, or valued in whole or in part by reference to or otherwise based on or related to Stock (including, without limitation, securities convertible into Stock). The Committee shall determine the terms and conditions of any such award, subject to any limitations contained in the Plan.

SECTION 12 Cash Awards

12.1 The Committee may grant Cash Awards, which shall entitle the award holder to receive cash upon the satisfaction of the Performance Objectives and other terms and conditions set forth in the award. At the time of grant of a Cash Award, the Committee shall specify the applicable Performance Objectives and the performance period to which they apply, as well as the amount of the Cash Award to be paid upon satisfaction of the Performance Objectives (which may be stated as a range of amounts payable upon attainment of specified levels of satisfaction of the Performance Objectives). The Committee may determine that a Cash Award shall be payable upon achievement of any one Performance Objective, or any one of several Performance Objectives, or that two or more of the Performance Objectives must be achieved as a condition to payment of a Cash Award.

12.2 The Committee shall specify at the time of grant of a Cash Award the date or dates such Cash Award, to the extent earned, shall be payable, and may require all or a portion of the Cash Award to be deferred and payable only upon satisfaction of continued employment or other specified conditions. The Committee may also permit all or a portion of a Cash Award to be deferred at the award holder’s election, subject to Section 409A of the Code. Deferred portions of a Cash Award may be credited with interest, deemed invested in Stock, or deemed invested in such other investments as the Committee may specify.

SECTION 13 Performance Awards

13.1 The Committee shall have the right to designate awards under Section 9, 10, 11 or 12 as Performance Awards, in which case the following provisions shall apply to such awards (in addition to the provisions under Section 9, 10, 11, or 12, as applicable).

13.2 The grant or vesting of a Performance Award shall be subject to the achievement of Performance Objectives established by the Committee based on one or more of the following criteria, in each case applied to the Company on a consolidated basis and/or to a Subsidiary, business unit, business segment or business line, and which the Committee may use as an absolute measure, as a measure of improvement relative to prior performance, or as a measure of comparable performance relative to a peer group of companies or published or special index that the Committee deems appropriate:

(1)	Net earnings or net income (before or after taxes);

(2)	Earnings per share;

(3)	Net sales or revenue growth;

(4)	Gross revenues (and/or gross revenue growth) and/or mix of revenues among the Company’s business activities;

(5)	Net operating profit (or reduction in operating loss);

(6)	Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);

(7)	Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);

(8)	Earnings before or after taxes, interest, depreciation, amortization, and/or other non-cash items;

(9)	Gross or operating margins;

(10)	Productivity ratios (and/or such ratios as compared to various stock market indices);

(11)	Stock price (including, but not limited to, growth measures and total shareholder return);

(12)	Stock price and market capitalization ratios (including, but not limited to, price-to-earnings ratio and enterprise multiple)

(13)	Expense targets (including, but not limited to, expenses-to-sales ratios);

(14)	Margins;

(15)	Operating efficiency;

(16)	Market share;

(17)	Customer satisfaction;

(18)	Employee satisfaction or retention;

(19)	Development and implementation of employee or executive development programs (including, but not limited to, succession programs);

(20)	Working capital targets;

(21)	Economic value added;

(22)	Market value added;

(23)	Debt to equity ratio;

(24)	Strategic business goals relating to acquisitions, divestitures and joint ventures;

(25)	Attaining specified clinical, trial site initiation or patient enrollment targets;

(26)	Filing of the Company’s PMA application to the Food and Drug Administration;

(27)	Obtaining regulatory approvals, including of the company’s PHP System in the United States or other countries;

(28)	Sale of the company;

(29)	Consummating a specified equity based capital offering;

(30)	Reaching specified technology development objectives; and

(31)	Reaching specified employment time-points governed by an employment agreement

The Committee may provide in any Performance Award that any evaluation of performance may include or exclude any of the following events that occurs during the performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (iv) any reorganization and restructuring programs, (v) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year, (vi) the impact of adjustments to the Company’s deferred tax asset valuation allowance, (vii) acquisitions or divestitures, and (viii) foreign exchange gains and losses. To the extent such inclusions or exclusions affect awards intended to be performance-based within the meaning of Section 162(m) of the Code, they shall be prescribed in a form that meets the requirements of Section 162(m).

13.3 The following additional requirements shall apply to Performance Awards:

(1)	The Performance Objectives shall be established by the Committee not later than the earlier of (i) 90 days after the beginning of the applicable performance period, or (ii) the time 25% of such performance period has elapsed.

(2)	The Performance Objectives shall be objective and the achievement of such Performance Objectives shall be substantially uncertain (within the meaning of Section 162(m) of the Code) at the time the Performance Objectives are established.

(3)	The amount of the Performance Award payable upon each level of achievement of the Performance Objectives must be objectively determinable, except that the Committee shall have the right to reduce (but not increase) the amount payable, in its sole discretion.

(4)	Prior to payment of any Performance Award, the Committee shall certify in writing, in a manner that satisfies the requirements of Section 162(m) of the Code, that the Performance Objectives have been satisfied.

SECTION 14 Tax Withholding

Each award holder shall, no later than the date as of which an amount with respect to an award first becomes includible in such person’s gross income for applicable tax purposes, pay to the Company, or make arrangements satisfactory to the Company regarding payment of, any federal, state, local or other taxes of any kind required by law to be withheld with respect to the award. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company (and, where applicable, any Subsidiaries), shall, to the extent permitted by law, have the right to deduct the minimum amount of any required tax withholdings from any payment of any kind otherwise due to the award holder.

To the extent permitted by the Committee, and subject to such terms and conditions as the Committee may provide, an award holder may elect to have the minimum amount of any required tax withholding with respect to any awards hereunder satisfied by having the Company withhold shares of Stock otherwise deliverable to such person with respect to the award. Alternatively, the Committee may require that a portion of the shares of Stock or cash otherwise deliverable be applied to satisfy the minimum withholding tax obligations with respect to the award.

SECTION 15 Beneficiary of Award Holder

15.1 The Committee may provide the holder with the right to designate any person or persons as such person’s beneficiary or beneficiaries (both primary and contingent) to whom payment in respect of one or more of the award holder’s awards under this Plan shall be paid in the event of the award holder’s death. Each beneficiary designation shall become effective only when filed in writing with the Company during the award holder’s lifetime on a form provided by the Company. If an award holder is married, his or her designation of beneficiary or beneficiaries other than his/her spouse or his/her estate shall not be effective unless the beneficiary designation has been signed by the spouse and notarized.

15.2 If an award holder is not given the right to designate a beneficiary or fails to designate a beneficiary in accordance with the provisions of Section 15.1, or if all designated beneficiaries predecease the award holder, payment of the holder’s awards shall be made to the holder’s estate.

SECTION 16 Amendments and Termination

16.1 No award shall be granted under the Plan after June 8, 2019, the day preceding the tenth anniversary of the date of approval by the Company’s stockholders of the Plan, unless the Plan has been re-approved by the Company’s stockholders prior to such date.

No Performance Award shall be granted after the Company’s annual meeting held in 2014, unless the material terms of the performance goals (within the meaning of Section 162(m) of the Code) have been re-approved by the Company’s stockholders within the five years prior to such grant.

16.2 The Board may discontinue the Plan at any time and may amend it from time to time. No amendment or discontinuation of the Plan shall adversely affect any award previously granted without the award holder’s written consent. Amendments may be made without stockholder approval except as required to satisfy applicable laws or regulations or the requirements of any stock exchange or market on which the Stock is listed or traded.

16.3 The Committee may amend the terms of any award prospectively or retroactively, subject to the limitations set forth in Section 4.1(7) hereof.

16.4 Notwithstanding the foregoing provisions of this Section 16, the Committee shall have the right, in its sole discretion, to amend the Plan and all outstanding awards without the consent of stockholders or award holders to the extent the Committee determines such amendment is necessary or appropriate to comply with Section 409A of the Code.

16.5 Notwithstanding any other provision of the Plan or of any award, in the event of a change in control event (as defined under Section 409A of the Code) the Committee shall have the right, in its sole discretion, to terminate the Plan and all outstanding awards (or, to the extent permitted under Section 409A of the Code, to terminate all awards subject to Section 409A of the Code) and distribute amounts payable under such awards immediately prior to or within 12 months after the occurrence of the change in control event.

SECTION 17 Change of Control

17.1 The Committee shall have the authority to determine the extent, if any, to which outstanding awards will become vested upon a Change of Control. In addition, to the extent permitted under Section 409A of the Code or with respect to awards that are not subject to Section 409A of the Code, the Committee shall have discretion to accelerate the payment date of awards in the event of a Change of Control.

17.2 A “Change of Control” means the happening of any of the following:

(1)	the acquisition by any person or group deemed a person under Sections 3(a)(9) and 13(d)(3) of the Exchange Act (other than the Company and its Subsidiaries as determined immediately prior to that date and/or any of its or their employee benefit plans) of beneficial ownership, directly or indirectly (with beneficial ownership determined as provided in Rule 13d-3, or any successor rule, under the Exchange Act) of securities of the Company representing more than 50% of the total combined voting power of all classes of stock of the Company having the right under ordinary circumstances to vote at an election of the Board;

(2)	the date on which a majority of the members of the Board shall consist of persons other than Current Directors (which term shall mean any member of the Board on the date of adoption of the Plan and any member of the Board whose nomination or election has been approved by a majority of the Current Directors then on the Board);

(3)	consummation of a merger or consolidation of the Company with another corporation where (x) the stockholders of the Company immediately prior to the merger or consolidation would not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to a majority of all votes (without consideration of the rights of any class of stock to elect directors by a separate class vote) to which all stockholders of the corporation issuing cash or securities in the merger or consolidation would be entitled in the election of directors in the same proportions as their ownership, immediately prior to such merger or consolidation, of voting securities of the Company, or (y) where the members of the Company’s board of directors, immediately prior to the merger or consolidation, would not, immediately after the merger or consolidation, constitute a majority of the board of directors of the corporation issuing cash or securities in the merger or consolidation;

(4)	the sale or other disposition of all or substantially all of the assets of the Company; or

(5)	the date of approval by the stockholders of the Company of the liquidation of the Company.

SECTION 18 Section 409A

18.1 All awards granted under the Plan are intended to be exempt from the requirements of Section 409A or, if not exempt, to satisfy the requirements of Section 409A, and the provisions of the Plan and of any award granted under the Plan shall be construed in a manner consistent therewith.

18.2 For purposes of Section 409A of the Code, the “specified employees” of the Company shall be determined in such manner as may be specified by resolution of the Committee in accordance with Section 409A of the Code.

18.3 Notwithstanding any provision of the Plan or any award to the contrary, any amounts payable under the Plan on account of termination of employment to an award holder who is a “specified employee” within the meaning of Section 409A which constitute “deferred compensation” within the meaning of Section 409A and which are otherwise scheduled to be paid during the first six months following the award holder’s termination of employment (other than any payments that are permitted under Section 409A to be paid within six months following termination of employment of a specified employee) shall be suspended until the six-month anniversary of the award holder’s termination of employment (or until the award holder’s death, if earlier), at which time all payments that were suspended shall be paid to the award holder in a lump sum.

18.4 A termination of employment shall not be deemed to have occurred for purposes of any award under this Plan providing for the payment of any amounts upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A.

SECTION 19 General Provisions

19.1 Each award under the Plan shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the Stock subject or related thereto upon any securities exchange or market or under any state or federal law, or (ii) the consent or approval of any government regulatory body or (iii) an agreement by the recipient of an award with respect to the disposition of Stock, is necessary or desirable in order to satisfy any legal requirements, or the issuance, sale or delivery of any shares of Stock is or may in the circumstances be unlawful under the laws or regulations of any applicable jurisdiction, the right to exercise such Stock Option or SAR shall be suspended, such award shall not be granted, and/or the shares subject to such award will not be issued, sold or delivered, in whole or in part, unless such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee, and the Committee determines that the issuance, sale or delivery of the shares is lawful. The application of this Section shall not extend the term of any Stock Option or other award. The Company shall have no obligation to effect any registration or qualification of the Stock under federal or state laws or to compensate the award holder for any loss caused by the implementation of this Section 19.1.

19.2 Nothing set forth in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including arrangements providing for the issuance of Stock. Nothing in the Plan nor any award hereunder shall confer upon any award holder any right to continued employment or service with the Company or a Subsidiary, or interfere in any way with the right of any such company to terminate such employment or service.

19.3 Determinations by the Committee under the Plan relating to the form, amount, and terms and conditions of awards need not be uniform, and may be made selectively among persons who receive or are eligible to receive awards under the Plan, whether or not such persons are similarly situated.

19.4 No member of the Board or the Committee, nor any officer or employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination or interpretation taken or made with respect to the Plan or any award hereunder, and all members of the Board or the Committee and all officers or employees of the Company or any Subsidiary acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

19.5 Although the Company may endeavor to qualify an award for favorable tax treatment (e.g. incentive stock options under Section 422 of the Code) or to avoid adverse tax treatment (e.g. under Section 409A of the Code), the Company makes no representation that the desired tax treatment will be available and expressly disclaims any liability for the failure to maintain favorable or avoid unfavorable tax treatment.

19.6 Neither the Plan nor any award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or Subsidiary and an award holder, and no award holder will, by participation in the Plan, acquire any right in any specific Company property, including any property the Company may set aside in connection with the Plan. To the extent that any award holder acquires a right to receive payments from the Company or any Subsidiary pursuant to an award, such right shall not be greater than the right of an unsecured general creditor.

19.7 All provisions under the Plan calling for the delivery of Stock certificates may be satisfied by recording the respective person as the owner of the shares on the books of the Company, if permitted by applicable law.

19.8 The Plan and all awards hereunder shall be governed by the laws of the State of Delaware without giving effect to conflict of laws principles. Any dispute arising out of any award granted under the Plan may be resolved in any state or federal court located within New York County, New York State, U.S.A. Any award granted under the Plan is granted on condition that the award holder accepts such venue and submits to the personal jurisdiction of any such court. Similarly, the Company accepts such venue and submits to such jurisdiction.

19.9 This Plan first became effective upon approval by the Company’s stockholders at the 2009 annual meeting of stockholders of the Company.

ANNUAL MEETING OF STOCKHOLDERS OF

DELCATH SYSTEMS, INC.

June 10, 2015

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, Proxy Statement, Proxy Card and Annual Report on Form 10-K

for the fiscal year ended December 31, 2014 are available at -

https://materials.proxyvote.com/24661P

Please mark, sign, date and

mail your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

¢	20233000000000000000 7	061014

PROPOSALS-The Board of Directors recommends a vote “FOR” all the nominees listed in Proposal 1,
“FOR” Proposal 2, “FOR” Proposal 3 and “FOR” Proposal 4.
PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

Proposal 1. Election of Class III directors to hold office until the Company’s 2018 annual meeting of stockholders.				Proposal 2.	Non-binding, advisory vote on the compensation of the Company’s named executive officers.	FOR ☐	AGAINST ☐	ABSTAIN ☐
☐ ☐ ☐	FOR THE NOMINEES WITHHOLD AUTHORITY FOR THE NOMINEES FOR ALL EXCEPT (See instruction below)	NOMINEES: ¡ Roger G. Stoll, Ph.D. ¡ Dennis H. Langer, M.D., J.D.		Proposal 3.	The ratification of the appointment of Grant Thornton, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015.	☐	☐	☐
				Proposal 4.	The amendment to the 2009 Stock Incentive Plan.	☐	☐	☐
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

The proxies are authorized to vote in their discretion upon such other matters as may properly come before the Annual Meeting.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting, the Proxy Statement relating to the Annual Meeting and a copy of Delcath’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014. The undersigned hereby revokes any proxy or proxies heretofore given with respect to the Annual Meeting.

The shares represented by this proxy will be voted in the manner directed. In the absence of any direction, the shares will be voted FOR each nominee named in Proposal 1, FOR Proposal 2, FOR Proposal 3 and FOR Proposal 4, and in accordance with the proxies’ discretion on such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢

Note:   Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by a duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by an authorized person.

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0	¢

DELCATH SYSTEMS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

DELCATH SYSTEMS, INC.

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 10, 2015

The undersigned holder of common stock of DELCATH SYSTEMS, INC. (the “Company”), hereby constitutes and appoints Jennifer K. Simpson, Ph.D. and Barbra C. Keck, M.B.A., as proxies (the “proxies”) of the undersigned, with full power of substitution in each, and authorizes each of them to represent and to vote all of the undersigned’s shares of common stock of the Company, according to the number of votes and with all the powers the undersigned would possess if personally present, at the Annual Meeting of Stockholders (the “Annual Meeting”) of the Company, to be held at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York 10178 on June 10, 2015 at 9:30 A.M., local time, and at any adjournments and postponements thereof.

IMPORTANT: SIGNATURE REQUIRED ON THE REVERSE SIDE

¢	14475	¢